Exhibit 10.14

CREDIT AGREEMENT

dated as of

May 5, 2023

among

FORGE NANO, INC.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

OIC INVESTMENT AGENT, LLC,

as Administrative Agent and Collateral Agent

$20,000,000 Senior Secured Term Loan Facility

i

(continued)

(continued)

(continued)

		Page
Section 10.16	Release of Collateral	87
Section 10.17	USA PATRIOT Act	87
Section 10.18	Electronic Execution of Assignments and Certain Other Documents	88

Exhibit A-Form of Assignment and Assumption

Exhibit B-Form of Note

Exhibit C-Form of Borrowing Request

Exhibit D-Form of Megafactory Budget

Exhibit E-[Omitted]

Exhibit F-Form of Environmental, Social and Governance Report

Exhibit G-1-Form of Security Agreement

Exhibit G-2-[Omitted]

Exhibit G-3-Form of IP Security Agreement

Exhibit H-Form of Operating Budget

Exhibit I-Form of Warrant Agreement

Exhibit J-[Omitted]

Exhibit K-Form of Joinder Agreement

Exhibit L-1-Form of Mortgage

Exhibit L-2-[Omitted]

Exhibit M-Form of Control Agreement

Exhibit N-Form of Agent Reimbursement Letter

Exhibit O-Form of Lender Loan Discount Letter

Exhibit P-Form of Board Observer Rights Agreement

Annex I-Loans; Commitments

Annex II-Prepayment Premium Calculations

Annex III-Lending Offices

Schedule 1.01(a)-[Omitted]

Schedule 1.01(b)-[Omitted]

Schedule 1.01(c)-Significant Milestones

Schedule 3.06-Litigation

Schedule 3.07-Environmental Matters

Schedule 3.09-Material Project Documents

Schedule 3.11-Taxes

Schedule 3.16-Title

Schedule 3.21(a)-Loan Parties

Schedule 3.21(b)-Capital Stock Options

Schedule 3.22(b)-Permitted Indebtedness

Schedule 3.23-Transactions with Affiliates

Schedule 3.24-Accounts

Schedule 4.01(e)-[Omitted]

Schedule 5.06-Insurance Requirements

Schedule 6.02-Indebtedness

i

This Credit Agreement (this “Agreement”) is dated as of May 5, 2023, among FORGE NANO, INC., a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”) and OIC INVESTMENT AGENT, LLC, as the Administrative Agent (as defined herein) and the Collateral Agent (as defined herein).

WHEREAS, Borrower has developed proprietary atomic layer deposition (“ALD”) technology and is in the business of manufacturing equipment that can be utilized for ALD, providing coating services for customers utilizing ALD and developing manufacturing facilities that utilize ALD, including the Megafactory (as defined below), writes, receives, and performs bids and contracts for Governmental Authorities, leases and sells equipment, licenses, sells and acquires Intellectual Property and conducts other businesses and activities incidental and related thereto and otherwise conducts business in a manner and in sectors and lines historically consistent with those prior to the Closing Date (collectively, the “Business”);

WHEREAS, Borrower has requested Lenders to extend, and Lenders have agreed to extend, a senior secured credit facility in a principal amount of $20,000,000 in accordance with the terms hereof;

WHEREAS, the credit facility provided hereunder will be secured by the grant to the Collateral Agent, for the benefit of the Secured Parties, of a first-priority Lien on the Collateral (subject to Permitted Liens); and

WHEREAS, the Lenders are willing to provide the credit facility described herein upon the terms and subject to the conditions set forth herein and in the other Financing Documents.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” means OIC Investment Agent, LLC, in its capacity as administrative agent for the Lenders hereunder, and any permitted assignee or successor thereto pursuant to Article VIII.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender or an assignee of a Lender.

“Affected Property” means any property of Borrower that suffers an Event of Loss.

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Reimbursement Amount” means any fees or other amounts payable to the Administrative Agent and the Collateral Agent, in their respective capacity as and in compensation of their respective role as the Administrative Agent and Collateral Agent, together with their respective successors in such capacity, under the terms of the Agent Reimbursement Letter or any replacement thereof.

“Agent Reimbursement Letter” means that certain Agent Reimbursement Letter to be entered into by and among Borrower, the Administrative Agent and the Collateral Agent as of the Funding Date, in the form attached hereto as Exhibit N.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble.

“ALD” has the meaning assigned to such term in the recitals.

“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which any Loan Party performs business, including the FCPA, the U.K. Bribery Act, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate’s or such Person’s representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any Person, in the case of any of clauses (a) through (d), in violation of any applicable Anti-Corruption Laws.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Person conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority.

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and, in each case, as amended, including Environmental Laws. For the avoidance of doubt, “Applicable Law”

includes the rules, regulations and requirements of any grant program or low carbon fuel standards plan managed by a Governmental Authority that Borrower participates in or receives benefits from.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer or any other appointed officer of such Person as may be designated from time to time by such Person in writing. Any document or certificate delivered under the Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Administrative Agent and Lenders to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy” means with respect to any Person (i) commencement by such Person of any case or other proceeding (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (ii) commencement against such Person of any case or other proceeding of a nature referred to in clause (x) or (y) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Observer Rights Agreement” means that certain Board Observer Rights Agreement to be entered into by and among Borrower and the Lenders as of the Funding Date, in the form attached hereto as Exhibit P.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing Request” means a request by Borrower for a Loan in accordance with Section 2.01 and substantially in the form of Exhibit C.

“Business” has the meaning assigned to such term in the recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Called Principal” means the aggregate principal amount of the Loans that are to be prepaid pursuant to Section 2.05(a), Section 2.05(b) (other than in the case of Section 2.05(b)(ii)) or has become or is declared to be immediately due and payable pursuant to the last paragraph of Section 7.01, as the context requires.

“Capital Expenditures” means with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities and including that portion of payments under Capital Lease Obligations that are capitalized on the balance sheet of such Person) by such Person and its Subsidiaries which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or any other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP.

“Capital Rights” means all (a) options, warrants, purchase rights, conversion rights, convertible or exchangeable securities and other rights to subscribe for, purchase or otherwise acquire any Capital Stock, with or without payment of consideration, whether immediately or upon the occurrence of any specified date or event(s) or the satisfaction or any condition(s), and (b) rights that confer on any Person the economic benefits and/or burdens of any Capital Stock, including a share of the profits and/or losses of, or distribution of the assets of the issuer of such

Capital Stock (whether through stock appreciation, phantom equity, profit participation or other similar rights).

“Capital Stock” means, with respect to any Person (other than any natural person), any and all corporate or capital stock, shares, partnership interests, limited liability company interests, membership interests or units, or any other equity interests (however designated, whether voting or nonvoting, ordinary or preferred) of such Person, now or hereafter outstanding.

“Cash Equivalents” means:

(a)direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e)securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than 90 days;

(h)money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by S&P and A-2 or higher by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(i)funds or cash uninvested in a trust or deposit account of the Depositary Bank; and

(j)cash.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)Dr. Paul Lichty shall cease to own the Capital Stock of Borrower he held on the Closing Date, directly or indirectly, including through any trust, without the written consent of Administrative Agent, such consent not to be unreasonably withheld;

(b)Dr. Paul Lichty shall cease to hold a position on the board of directors (or similar governing body) of Borrower;

(c)at any time prior to the consummation of a Qualified Listing Transaction, the Existing Owners shall collectively cease to, directly or indirectly, (i) own and control more than fifty percent (50%) of the outstanding Capital Stock of Borrower or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower;

(d)at any time after the consummation of a Qualified Listing Transaction, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) other than the Existing Owners shall (i) have acquired beneficial ownership of 35% or more of the issued and outstanding voting equity interests of Borrower or (ii) have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; or

(e)during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

(f)any Person shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the ownership interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing fifty percent (50%) or more of the combined voting power of such securities.

“Closing Date” means the date on or following the date of execution of this Agreement on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Administrative Agent and the Lenders in their sole discretion in accordance with Section 10.02).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means (i) all Property of Borrower other than Excluded Property, and (ii) with respect to each other Loan Party from time to time party hereto, (A) all Property of such Loan Party and (B) the Capital Stock of such Loan Party owned by Borrower or its Subsidiaries, in each case, now owned or hereafter acquired, and which is intended to be subject to the security interests or Liens granted pursuant to any of the Security Documents.

“Collateral Accounts” means (i) the Development Account, and (ii) the DRA, and (iii) the Interest and ER Reserve Account, in each case, subject to a Control Agreement.

“Collateral Agent” means OIC Investment Agent, LLC, in its capacity as collateral agent for the Secured Parties under the Security Documents, and any permitted assignee or successor thereto pursuant Article VIII.

“Commitment” means, with respect to each Lender at any time, the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions following the Closing Date, the amount set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Commitment”.

“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation, nationalization or similar action of or proceeding by any Governmental Authority affecting any property of a Loan Party.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means (a) each of those certain account control agreements to be entered into on or before the Funding Date, among the Depositary Bank, the Loan Parties party thereto and the Collateral Agent, substantially in the form attached hereto as Exhibit M or, if at the time that this Agreement is executed, Exhibit M has been left blank, then in such other form as is agreed by the Lenders and the Borrower, whereupon such form shall become Exhibit M or (b) any other account control agreement entered into by one or more of the Loan Parties, the applicable depositary bank or securities intermediary and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Debt Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iv).

“Debt Reserve Amount” means $7,500,000.

“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Depositary Bank” means Morgan Stanley Smith Barney LLC.

“Development Account” means an account in the name of Borrower and established with the Depositary Bank that is designated by Borrower to be the “Development Account”.

“Disposition” has the meaning assigned to such term in Section 2.05(b)(iii).

“Disposition Proceeds Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iii).

“Dollars” or “$” refers to the lawful currency of the United States of America.

“DRA” means a securities account in the name of Borrower and established with the Depositary Bank that is designated by Borrower to be the “DRA”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” means soil, surface water and groundwater (including potable water, groundwater and wetlands), the land, surface or subsurface strata or sediment, indoor and ambient air, and natural resources such as flora and fauna or otherwise defined in any Environmental Law.

“Environmental Claim” means any administrative or judicial action, suit, proceeding, notice, claim or demand by any Person seeking to enforce any obligation or responsibility arising under or relating to Environmental Law or alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the Environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include, without limitation any claim by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any remediation plan, in each case, under any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution or the protection of human health and safety, the Environment, natural resources or special status species and their habitat, including all Applicable Laws concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived, (c) the filing of a notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA), (e) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate, (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan, (g) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA, or (h) the imposition of a Lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means (a) the abandonment by Borrower of the development of the Megafactory or of its Business for a period of ninety (90) or more consecutive days; or (b) the written announcement by Borrower of its intention to do any of the foregoing in clause (a).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of any property of Borrower.

“Event of Loss Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(ii).

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Recipient is organized, in which its principal office (or other fixed place of business) is located or, in the case of any Lender in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any Taxes imposed as a result of the failure of any Agent, any Lender or any such other Recipient to comply with Section 2.09(e), (c) in the case of any Recipient (other than an assignee pursuant to a request by Borrower under Section 2.11), any United States federal withholding Tax that is imposed on amounts payable to such Recipient under the laws effective at the time such Recipient becomes a party hereto (or designates a new Lending Office), except to the extent that such Recipient (or its assignor, if any) was entitled, immediately before its designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.09(a), and (d) any United States federal withholding Taxes imposed under FATCA.

“Exclusivity Letter” means that certain Exclusivity Letter, dated as of the Closing Date, between Borrower and the Administrative Agent.

“Existing Owners” means the existing direct or indirect owners of the equity interests in the Borrower as of the Closing Date.

“Extraordinary Receipts” has the meaning assigned to such term in Section 5.18(d).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the Agent Reimbursement Letter and (b) the Lender Loan Discount Letter.

“Fees” means the Agent Reimbursement Amounts and any other fees payable in accordance with Section 2.06.

“Final Maturity Date” means November 5, 2025.

“Financial Projections” means the projections of the Loan Parties’ operating results (on a quarterly basis over a period ending on the Maturity Date) delivered to the Lenders on or prior to the Closing Date pursuant to Section 4.01(e) and each update thereto pursuant to prepared by Borrower in accordance with Section 5.20(a).

“Financing Documents” means this Agreement, the Agent Reimbursement Letter, the Lender Loan Discount Letter, the Exclusivity Letter, the Security Documents, the Board Observer Rights Agreement and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party, identified by its terms as a “Financing Document” and delivered by or on behalf of a Loan Party to Agent or any Lender in connection with or pursuant to any of the foregoing.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or with respect to which any Loan Party could reasonably be expected to have any liability, in each case with respect to employees employed outside the United States (as such term is defined in Section 3(10) of ERISA) (other than any arrangement with the applicable Governmental Authority).

“Foreign Subsidiary” means, with respect to any Loan Party, any Subsidiary of such Loan Party, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a direct or indirect Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code, or (c) substantially all of the assets of which are Equity Interests in one or more “controlled foreign corporations” as defined in Section 957 of the Code.

“Funding Date” has the meaning assigned to such term in Section 2.01(c).

“Funding Office” means the office specified from time to time by the Administrative Agent as its funding office by notice to Borrower and the Lenders.

“Funds Flow Memorandum” means the memorandum, in form and substance satisfactory to the Administrative Agent detailing the proposed flow, and use, of the Loan proceeds on the Funding Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Government Official” means an official of a Governmental Authority.

“Governmental Authority” means any federal, tribal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.

“Governmental Rule” means, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantor” means any Loan Party other than the Borrower.

“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except (i) accounts payable and accrued expenses arising in the ordinary course of business and payable within one hundred twenty (120) days past the later of the original invoice or billing date thereof and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business, (d) liabilities under interest rate or currency Swap Agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (f) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Financing Document and (b) Other Taxes.

“Independent Auditor” means (a) Grant Thornton, (b) any “big four” accounting firm as selected by Borrower and notified to the Administrative Agent, or (c) such other firm of independent public accountants of recognized national standing in the United States selected by Borrower and acceptable to the Administrative Agent, acting reasonably.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names and social media accounts/user names/handles, technology, inventions, know-how and trade secrets, processes, Software (including object code, source code, tools, applications, systems, databases, data and related documentation) and database rights, all other proprietary rights, all tangible embodiments of the foregoing (in whatever form or medium), and all rights at law or in equity for any infringement, misappropriation, or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest and ER Account” means an account in the name of Borrower and established with the Depositary Bank that is designated by Borrower to be the “Interest and ER Account”.

“Interest Rate” means a rate per annum equal to 10.00%.

“Interest Reserve Amount” means $1,000,000.

“Investment” means for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, Capital Rights, bonds, notes, debentures, debt securities or hybrid securities (whether or not convertible or exchangeable into Capital Stock) of, or any Property constituting an ongoing business, line of business, division or business unit of or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding one hundred twenty (120) days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

“IP Security Agreement” means that certain IP Security Agreement, to be entered into on or before the Funding Date, among the Loan Parties and the Collateral Agent, substantially in the form attached hereto as Exhibit G-3 or, if at the time that this Agreement is executed, Exhibit G-3 has been left blank, then in such other form as is agreed by the Lenders and the Borrower, whereupon such form shall become Exhibit G-3.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit K or, if at the time that this Agreement is executed, Exhibit K has been left blank, then in such other form as is agreed by the Lenders and the Borrower, whereupon such form shall become Exhibit K.

“Lender” means (a) a lender that holds Loans and/or Commitments and (b) each Person that shall become a Lender hereunder pursuant to an Assignment and Assumption that assumes Loans and/or Commitments, in each case, so long as such lender continues to hold such Loans and/or Commitments.

“Lender Loan Discount Letter” shall mean that certain Loan Discount Letter to be entered into by and among Borrower and each Lender as of the Funding Date, in the form attached hereto as Exhibit O.

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex III to this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and Borrower.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement, restriction or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).

“Liquidity Funding Need” means, as of any date of determination, that the aggregate amount of Cash Equivalents of the Loan Parties (exclusive of any amounts deposited in the DRA) is or is projected to be equal to or less than $0 at any point over the 12-month period following such date, consistent with the Operating Budget.

“Loan” means the term loans made pursuant to Section 2.01(a).

“Loan Parties” means, collectively, Borrower and each Subsidiary of Borrower from time to time party hereto.

“Loss Proceeds” means cash insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments or relief (exclusive, in each case, of proceeds of business interruption, workers’ compensation, employees’ liability, automobile liability, builders’ all risk liability and general liability insurance) with respect to any Event of Loss.

“Material Adverse Effect” means, with respect to any Loan Party, a material adverse effect on: (a) the business, assets, properties (including any Intellectual Property), operations, or financial condition of the Loan Parties, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Financing Documents in accordance with the terms thereof; or (c) the rights and remedies of the Secured Parties, taken as a whole, under the Financing Documents.

“Material Project Counterparty” means each Person (other than any Loan Party, any Agent or any Lender) from time to time party to any Material Project Document.

“Material Project Documents” means (i) any construction contracts associated with the Megafactory, including any engineering, procurement and construction agreement, any purchase agreements for the output of the Megafactory and any leases or other real estate contracts, including land purchase agreements, for the site of the Megafactory and (ii) any other contract, agreement, instrument (or series of related contracts, agreements, or instruments), entered into by Borrower that is necessary for the construction, operation, maintenance or ownership of the Megafactory or the sale of batteries or other products produced by the Megafactory, but only in the case of the foregoing clauses (i) and (ii), to the extent that either (x) the revenues, goods, grants, guarantees, benefits, credits equipment or services under such contract have a value in excess of $500,000 in the aggregate over its term or (y) the failure to have such contract would have a material and adverse impact on the ability of Borrower to develop, own or operate the Megafactory.

“Material Project Documents Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(i).

“Maturity Date” means the earlier to occur of (a) the Final Maturity Date, and (b) the date upon which the entire outstanding principal amount of the Loans, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with this Agreement.

“Megafactory” means the proposed battery manufacturing facility that utilizes ALD technology and is expected to produce approximately between 500 MWh and 1,000 MWh annually of batteries.

“Megafactory Budget” means a budget of anticipated revenues and anticipated expenditures with respect to the development, construction, ownership and operation of the Megafactory, such budget to include development expenses, construction costs, maintenance, repair and operation expenses (including reasonable allowance for contingencies), insurance premiums, reserves, all other anticipated operating costs for the Megafactory, sales revenues and any other revenues to be generated by the Megafactory in the form attached hereto as Exhibit D.

“Megafactory Financing” means any secured or unsecured debt financing the primary purpose of which is to fund the development, construction, ownership or operation of the Megafactory or any other battery manufacturing facility owned directly or indirectly by Borrower and utilizing ALD with an annual output capacity greater than 50 MWh; provided that, for the avoidance of doubt, any secured or unsecured financing provided directly or indirectly by a Governmental Authority or any financing to fund the development, construction, ownership or operation of the Megafactory with the direct or indirect proceeds of Capital Stock shall not constitute “Megafactory Financing”.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means that certain Leasehold Deeds of Trust, Security Agreements, Assignment of Rents and Leases and Fixture Filings, from Borrower, as trustor, to the trustee named herein, for the benefit of the Collateral Agent, as beneficiary, which agreement shall be substantially in the form attached hereto as Exhibit L-1 or, if at the time that this Agreement is executed, Exhibit L-1 has been left blank, then in such other form as is agreed by the Lenders and the Borrower, whereupon such form shall become Exhibit L-1.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Loan Party contributes or is obligated to contribute, or with respect to which any Loan Party has or could reasonably be expected to have any liability.

“MWh” means megawatt-hour, a unit of energy.

“Net Available Amount” means:

(a)in respect of any Extraordinary MPD Proceeds, the aggregate amount of cash payments received by any Loan Party in respect of such proceeds net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the applicable Loan Party in connection with the collection of such proceeds; (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the Loan Parties within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds and (iii) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Financing Documents) that is secured by the property subject to such Extraordinary MPD Proceeds and is required to be repaid in connection with such Extraordinary MPD Proceeds, to the extent such amounts were not deducted in determining the amount of such proceeds;

(b)in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by any Loan Party in respect of such Event of Loss, net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the applicable Loan Party in connection with the collection of such proceeds; (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the Loan Parties within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds; and (iii) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Financing Documents or any other Indebtedness secured by a Lien on the Collateral that is required to be repaid in connection with such Event of Loss) that is secured by the property subject to such Event of Loss and is required to be repaid in connection with such Event of Loss, to the extent such amounts were not deducted in determining the amount of such proceeds; and

(c)in the case of any Disposition, the aggregate cash proceeds received by any Loan Party in respect of such Disposition, net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the applicable Loan Party in connection with the collection of such proceeds; (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the Loan Parties within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds; and (iii) (x) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Financing Documents or other Indebtedness secured by a Lien on the Collateral) that is secured by the property subject to such Disposition and is required to be repaid in connection with such Disposition, to the extent such amounts were not deducted in determining the amount of such proceeds and (y) a reasonable reserve determined by a financial officer (or any other officer performing equivalent duties thereof) of Borrower in its reasonable business judgment and solely to the extent required under the applicable purchase agreement for any purchase price adjustments (including working capital adjustments or adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition) expressly contemplated by the purchase agreement relating to such Disposition.

“Note” has the meaning assigned to such term in Section 2.04(b)(ii).

“Obligations” means all advances to, and debts (including interest accruing after the maturity of the Loan and interest accruing after the filing of any Bankruptcy), liabilities, obligations, Prepayment Premium, covenants and duties of, any Loan Party arising under any Financing Document, or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” means, with respect to any Loan Party, a certificate signed by an Authorized Representative of such Loan Party.

“Operating Budget” means (a) the Operating Budget delivered pursuant to Section 4.01(e) and (b) each proposed annual operating plan and budget prepared by Borrower in accordance with Section 5.20(a), of (i) anticipated Operating Expenses, (ii) anticipated Capital Expenditures and (iii) anticipated payments in connection with any Permitted Indebtedness, in each case, detailed by quarter for the following calendar year, which annual operating plan and budget shall become effective pursuant to Section 5.20, in either case, in the form attached hereto as Exhibit H.

“Operating Expenses” means any and all of the expenses paid or payable by or on behalf of the Loan Parties in relation to the operation of its Business, which are contemplated by the then-current Operating Budget, but exclusive of payments in respect of payments of principal and interest in respect of the Obligations or any other Indebtedness. Operating Expenses do not include non-cash charges, including depreciation, amortization, income taxes, non-cash taxes or other bookkeeping entries of a similar nature.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws, shareholder or investor agreement (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing (or similar document) executed, adopted or filed in connection with the creation, formation, organization or governance of such Person or otherwise to provide for the rights and/or obligations of the holders of Capital Stock of such Person with respect to each other and such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections solely arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Financing Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Financing Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11).

“Outside Funding Date” means May 19, 2023.

“Participant” has the meaning assigned to such term in Section 10.04(f).

“Participant Register” has the meaning assigned to such term in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which any Loan Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which any Loan Party has or could reasonably be expected to have any liability.

“Permitted Contest Conditions” means, with respect to any Loan Party, a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any law, tax or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) such Loan Party diligently pursues such contest, (b) such Loan Party establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect and (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by the Administrative Agent or the Lenders.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.

“Permitted Lien” means,

(a)with respect to any property (other than Capital Stock), any of the following:

(i)Liens arising by reason of:

(A)taxes, assessments or governmental charges either secured by a bond or which are not yet due or payable, or which are being contested pursuant to the Permitted Contest Conditions;

(B)security, pledges or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits;

(C)licenses of trademarks, tradenames, copyrights, patents and other intellectual property granted in the ordinary course of business; and

(D)good faith deposits or pledges incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety bonds or appeal bonds entered into in the ordinary course of business or under Applicable Law.

(ii)Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s, employees or suppliers or any similar Liens arising by operation of law incurred in the ordinary course of business with respect to obligations which are not overdue by more than ten (10) days or, which are adequately bonded, and which are being contested pursuant to the Permitted Contest Conditions;

(iii)Liens arising out of judgments that do not constitute an Event of Default;

(iv)Liens arising with respect to zoning restrictions, easements, leases, subleases, licenses, sublicenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the ordinary conduct of the business of such Loan Party and any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessee, licensee, sublessee or sublicensee thereunder;

(v)Liens or the interests of lessors to secure purchase money obligations permitted under Section 6.02(b) or liens on equipment being constructed by a Loan Party for a third party in favor of such third party; provided that, in each case, such Lien encumbers only the specific goods or equipment so purchased or sold, as applicable, and proceeds thereof;

(vi)Liens arising under ERISA and Liens arising under the Code with respect to an employee benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default under Section 7.01(i);

(vii)Liens created under the Security Documents;

(viii)Liens or pledges of deposits of cash, in an amount not to exceed $1,000,000 in the aggregate, securing (i) the performance of bids, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law and (ii) reimbursement obligations with respect to letters of credit to the extent permitted under Section 6.02(g)(ii);

(ix)(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower to provide collateral to the depository institution and (ii) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, including any such Liens of the Depositary Bank over each applicable Collateral Account;

(x)Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(xi)Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of obligations of Borrower or its Subsidiaries secured thereby does not exceed $500,000 at any one time;

(xii)Liens with respect to Indebtedness permitted under Section 6.02(i);

(xiii)Liens that extend, renew or replace in whole or in part a Lien referred to above; and

(b)means, with respect to any Capital Stock, any of the following:

(i)Liens arising from the Organizational Documents of the issuer thereof;

(ii)restrictions on transfer, sale, disposition, pledge or hypothecation under applicable securities laws; and

(iii)Liens arising under the Security Documents.

“Permitted Uses” has the meaning assigned to such term in Section 5.13(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Default Rate” means a rate per annum which is equal to the sum of 2.00% per annum plus the Interest Rate.

“Prepayment Offer Deadline” has the meaning assigned to such term in Section 2.05(c)(iii).

“Prepayment Premium” means, with respect to any Called Principal, after the first anniversary of the Closing Date, an amount equal to the Prepayment Premium MOIC Amount on the Called Principal, as reasonably determined by the Administrative Agent in the form of the Prepayment Premium calculation set forth on Annex II. Notwithstanding the foregoing, in the event that the Loans are being repaid in whole, and not in part, with the proceeds of a Megafactory Financing that is being provided by one or more Lenders, then the Prepayment Premium shall be zero.

“Prepayment Premium Event” has the meaning assigned to such term in Section 2.05(c)(iv).

“Prepayment Premium MOIC Amount” means, with respect to any Called Principal, the positive difference (if any) of (i) the product of (A) the Called Principal multiplied by (B) 1.25, less (ii) the sum of (A) the Called Principal plus (B) the aggregate amount of interest on such prepaid principal amount paid to the Lenders prior to the date of such prepayment (exclusive of any portion of such interest that accrued at the Default Rate), plus (C) the amount of interest on such prepaid principal amount to be paid to the Lenders on the date of such prepayment (exclusive of any portion of such interest that accrued at the Default Rate).

“Projections” has the meaning assigned to such term in Section 3.12(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Intellectual Property.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by companies that conduct ALD or similar technologies, as applicable, and good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such projects, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases and shall not be interpreted to require the adoption or implementation of any particular best or most optimal practice, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Qualified Listing Transaction” means (a) the issuance by Borrower of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering), (b) the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the

Borrower with a “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”) (such transaction or series of related transactions, a “SPAC Transaction”), or (c) the effectiveness of the registration statement in connection with the initial listing of the Common Stock (or other equity securities of the Borrower) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors, by means of an effective registration statement filed by the Borrower with the Securities and Exchange Commission without a related underwritten offering of such Common Stock (or other equity securities) (a “Direct Listing”).

“Quarterly Date” means the last Business Day of September, December, March and June in each fiscal year, the first of which shall be the first such day after the date hereof.

“Real Property” means all right, title and interest of the Loan Parties in and to any and all parcels of real property owned or leased by the Loan Parties together with all of the Loan Parties’ interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Transaction Document.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Regulation D” means Regulation D of the Board.

“Regulation U” means Regulation U of the Board.

“Related Fund” means with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment, including the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having aggregate Commitments (or, if the Commitments are terminated, holding Loans) representing more than fifty percent (50%) or more of the sum of the total Commitments (or, if the Commitments are terminated, aggregate outstanding principal amount of Loans) at such time; provided that, for the avoidance of doubt, the term “Commitments” as used in this definition refers to the Lenders’ aggregate Commitments, whether drawn or undrawn, as of the applicable date of determination.

“Restricted Payment” means:

(a)any dividend paid by any Loan Party (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by any Loan Party of, any portion of any Capital Stock in any Loan Party or any warrants, rights or options to acquire any such Capital Stock;

(b)any payment of development, management or other fees, or of any other amounts, by any Loan Party to any Affiliate thereof; and/or

(c)any other payment (in cash, Property or obligations to a parent company of the Loan Parties) to a parent company or Affiliate of the Loan Parties.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive Sanctions. For the avoidance of doubt, as of the Closing Date, Sanctioned Countries include the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” means, collectively, (a) the Agents and (b) the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement, to be entered into on or before the Funding Date, among the Loan Parties and the Collateral Agent, substantially in the form attached hereto as Exhibit G-1 or, if at the time that this Agreement is executed, Exhibit G-1 has been left blank, then in such other form as is agreed by the Lenders and the Borrower, whereupon such form shall become Exhibit G-1.

“Security Documents” means the Security Agreement, the IP Security Agreement, the Mortgages, the Control Agreements, all Uniform Commercial Code financing statements required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any other Financing Document.

“Series A Preferred Stock” has the meaning given to such term in Borrower’s Shareholder Agreement.

“Series B Preferred Stock” has the meaning given to such term in Borrower’s Shareholder Agreement.

“Series C Closing Date” means the date upon which the closing occurs under the Series C SPA.

“Series C Preferred Stock” has the meaning given to such term in Borrower’s Shareholder Agreement as amended or amended and restated pursuant to the Series C SPA.

“Series C SPA” means that certain Series C Convertible Preferred Stock Purchase Agreement, dated as of December 19, 2022, by and between Borrower and the investors identified on Exhibit A thereto.

“Shareholder Agreement” means the Amended and Restated Stockholders’ Agreement of Borrower, as such document may be modified from time to time in accordance with the Financing Documents.

“Significant Milestones” means each milestone event described on Schedule 1.01(c).

“Software” means any and all (a) computer software, including source code and object code versions, systems, development and other applications and tools (including all software implementations of algorithms, models and methodologies (whether in source code or object code) and all descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing), (b) data and databases, and (c) related documentation for such computer software, data and databases (including user documentation, user manuals, specifications and training materials).

“Solvent” means, with respect to the Loan Parties on a particular date, that on such date (a) the fair value of the property of the Loan Parties, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities of the Loan Parties, taken as a whole, (b) the present fair salable value of the assets of the Loan Parties, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Loan Parties, taken as a whole, on their debts as they become absolute and matured, (c) the Loan Parties, taken as a whole, do not intend to, and does not believe that they will, incur debts or liabilities beyond the Loan Parties’, taken as a whole, ability to pay such debts and liabilities as they mature, and (d) the Loan Parties, taken as a whole, are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Loan Parties’, taken as a whole, property would constitute an unreasonably small capital; provided that unless otherwise provided under Applicable Law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected (as determined by the Borrower) to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such office.

“Swap Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness or hedging of the prices of products, inputs or environmental attributes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) with respect to the Loan now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any taxes, levies, imposts, duties, deductions, charges or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority on interest payments on the Loan and on any payments made by any Loan Party to an Agent or Lender pursuant to an obligation of such Loan Party under any of the Financing Documents, and all interest, additions to tax or penalties or similar liabilities with respect thereto.

“Transaction Documents” means each of the Financing Documents, the Warrant Agreement and the Material Project Documents.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” has the meaning assigned to such term in Section 10.17.

“Warrant Agreement” means, collectively, those certain Warrant Agreements to be entered into by and among Borrower and the Warrant Holders on the Funding Date, in the form attached hereto as Exhibit I.

“Warrant Holders” means each of the Persons to whom the warrants have been issued pursuant to the Warrant Agreements.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a)the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f)any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;

(h)all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement; and

(i)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If Borrower notifies the Administrative Agent that Borrower wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to Borrower and the Administrative Agent. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04Divisions. Any reference herein or in any other Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Financing Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a separate Person or entity hereunder or any other Financing Document).

ARTICLE II

THE CREDITS

Section 2.01Loan.

(a)Loans. Subject to the terms and conditions set forth in this Agreement (including Section 4.01 and Section 4.02) and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Lender severally, but not jointly, agrees to advance to Borrower a loan in a principal amount equal to $20,000,000 in a single borrowing on the Funding Date (the “Loan”).

(b)No Reborrowing. Amounts prepaid or repaid in respect of any Loan may not be reborrowed.

(c)Notice of Loan Borrowing. To request the borrowing of Loans, Borrower shall deliver to the Administrative Agent and the Lenders, on a Business Day, the Borrowing Request. The date of the proposed borrowing (such date, subject to the immediately succeeding sentence below, the “Funding Date”) specified in the Borrowing Request shall be no earlier than twelve (12) Business Days after the delivery of such Borrowing Request. The Borrowing Request shall specify the amount to be borrowed and the proposed Funding Date (which shall be a Business Day). Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Borrower may deliver no more than a single Borrowing Request for the Loans.

(d)Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.01, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan requested to be made as part of the Loan.

(e)Tax Considerations. For U.S. federal income tax purposes, each of the Loan Parties and the Lenders agree: (i) that the Loans made on the Funding Date, together with the Warrant Agreement (including the rights granted thereunder to the Warrant Holders), shall be treated as an investment unit, and the purchase price of such investment unit shall equal the total purchase price paid by the Lenders for the Loans made on the Funding Date, and $1,848,914 of the purchase price of the investment unit shall, for U.S. federal income tax purposes, be allocated to the purchase of the Warrant Agreement; and (ii) to treat the Loans as a debt instrument, and not as a “contingent payment debt instrument,” for U.S. federal and state income tax purposes. Borrower will provide any information reasonably requested from time to time by any Lender regarding the original issue discount associated with the Loans, if any, for U.S. federal income tax purposes. Each of Borrower and the Lenders agrees to file tax returns consistent with the allocation set forth in this clause (e). For all non-tax purposes, Borrower and the Lenders agree to treat each Lender as having lent the full amount of its pro rata portion of the principal amount of the Loans.

Section 2.02Funding of the Loan. Subject to the satisfaction or waiver of the conditions set forth in Section 4.02, each Lender shall, no later than 12:00 Noon, New York City time, on the Funding Date specified in the Borrowing Request, make available to the Administrative Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loan to be made by such Lender. Administrative Agent shall, on the Funding Date, make available to Borrower the aggregate of the amounts made available to Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

Section 2.03Termination and Reduction of the Commitments. The Commitments of each Lender shall be permanently reduced by the principal amount of each Loan made by such Lender on the Funding Date thereof, and once borrowed or repaid, the Loan may not be reborrowed.

Section 2.04Repayment of Loan; Evidence of Debt.

(a)Promise to Repay at Maturity. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, the unpaid principal amount of the Loan then outstanding on the Maturity Date.

(b)Evidence of Debt.

(i)Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request execution and delivery of a Note evidencing the Loan made by such Lender to Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of Borrower.

(ii)Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”) substantially in the form of Exhibit B payable to such Lender in an amount equal to such Lender’s Loan evidencing the Loan made by such Lender. Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate applicable to the Loan evidenced thereby. Such notations shall, to the extent not inconsistent with any Borrowing Request (or, in the absence of which, the notations made by the Administrative Agent in the Register), be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 10.04(b).

Section 2.05Prepayment of the Loan.

(a)Optional Prepayments. Borrower shall have the right at any time and from time to time, upon at least one (1) Business Days’ prior written notice to the Administrative Agent stating the prepayment date and aggregate principal amount of the prepayment, to prepay any Loan in whole or in part, subject to the requirements of this Section 2.05. Each prepayment pursuant to this Section 2.05(a) shall be accompanied by the Prepayment Premium (if any, as provided in Section 2.05(c)) with respect to the principal amount of the Loan being prepaid. Each partial prepayment of any Loan under this Section 2.05(a) shall be in an aggregate principal amount at least equal to $1,000,000 and an integral multiple of $500,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to such Loan). No prepayment under Section 2.05(b) shall constitute a voluntary prepayment under this Section 2.05(a).

(b)Mandatory Prepayments and Offers to Prepay.

(i)Material Project Document. If any Loan Party receives any termination payments, liquidated damages or other similar payments under the Material Project Documents (“Extraordinary MPD Proceeds”), and any such proceeds shall be in excess of $1,000,000 in the aggregate per fiscal year of the Borrower, then the Loan Parties shall, within five (5) Business Days of the receipt of all or any such Extraordinary MPD Proceeds, offer to prepay the Loan with an amount equal to 100% of the Net Available Amount of such Extraordinary MPD Proceeds pursuant to a written notice sent to the Administrative Agent describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(i) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(i), a “Material Project Documents Prepayment Offer”); provided that, such Net Available Amount of the Extraordinary MPD Proceeds shall be excluded from the prepayment requirements of this clause to the extent that the Borrower delivers to the Administrative Agent a certificate of an Authorized Representative of the Borrower certifying that the Loan Parties intend to apply the Net Available Amount from such event (or a portion thereof specified in such certificate) to acquire (or replace or rebuild or improve) real property, equipment or other tangible assets to be used in the business of the Loan Parties within one hundred eighty (180) days from the date of receipt of such Net Available Amount; provided, further, that the amount of such Net Available Amount not so used after one hundred eighty (180) days shall be applied to a mandatory offer to prepay the Loan pursuant to this Section 2.05(b)(i).

(ii)Event of Loss. With respect to any Event of Loss, if the Net Available Amount received by the Loan Parties in respect of such Event of Loss shall be in excess of $1,000,000 in the aggregate per fiscal year of the Borrower across all Events of Loss, then the Loan Parties shall, within five (5) Business Days of the receipt of such Net Available Amount, offer to prepay the Loan with an amount equal to 100% of the Net Available Amount of such proceeds, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(ii) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(ii), a “Event of Loss Prepayment Offer”); provided, that the Net Available Amount from such Event of Loss shall be excluded from the prepayment requirements of this clause to the extent that the Borrower delivers to the Administrative Agent a certificate of an Authorized Representative of the Borrower certifying that the Loan Parties intend to apply the Net Available Amount from such Event of Loss (or a portion thereof specified in such certificate) to acquire (or replace or rebuild or improve) real property, equipment or other tangible assets to be used in the business of the Loan Parties within one hundred eighty (180) days from the date of receipt of such Net Available Amount; provided, further, that the amount of such Net Available Amount not so used or committed after one hundred eighty (180) days shall be applied to a mandatory offer to prepay the Loan pursuant to this Section 2.05(b)(ii).

(iii)Disposition of Assets. Without limiting the obligation of Borrower to obtain the consent of the Administrative Agent to any sale, transfer or other disposition of any assets or property (herein, the “Disposition”) not otherwise permitted under this Agreement, in the event that the Net Available Amount of the proceeds of any Disposition by any Loan Party not otherwise permitted hereunder shall exceed $1,000,000 in the aggregate per fiscal year of the Borrower for all such Dispositions, then Borrower shall, within five (5) Business Days of the receipt of such proceeds, offer to prepay the Loan ratably in an amount equal to 100% of the Net Available Amount of such proceeds on the Quarterly Date immediately following receipt by Borrower of the relevant proceeds (each such offer to prepay referred to in this Section 2.05(b)(iii), a “Disposition Proceeds Prepayment Offer”); provided that, such Net Available Amount of the Disposition shall be excluded from the prepayment requirements of this clause to the extent that the Borrower delivers to the Administrative Agent a certificate of an Authorized Representative of the Borrower certifying that the Loan Parties intend to apply the Net Available Amount from such Disposition (or a portion thereof specified in such certificate) to acquire (or replace or rebuild or improve) real property, equipment or other tangible assets to be used in the business of the Loan Parties within one hundred eighty (180) days from the date of receipt of such Net Available Amount; provided, further, that the amount of such Net Available Amount not so used or committed after one hundred eighty (180) days shall be applied to a mandatory prepayment of the Loan pursuant to this Section 2.05(b)(iii).

(iv)Incurrence of Debt. If any Loan Party issues or incurs any Indebtedness (other than Permitted Indebtedness), then Borrower shall, within one (1) Business Day of the receipt of the proceeds therefrom, offer to prepay the Loan with an amount equal to 100% of such proceeds, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(iv) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(iv), a “Debt Prepayment Offer”).

(c)Terms of All Prepayments.

(i)All partial prepayments of the Loans shall be applied on a pro rata basis to the Loan of all Lenders who have accepted their respective applicable Material Project Documents Offer, Event of Loss Prepayment Offer, Disposition Proceeds Prepayment Offer or Debt Payment Offer, as applicable.

(ii)Each prepayment of Loans shall be accompanied by payment of all accrued interest on the amount prepaid, the Prepayment Premium (other than in the case of Section 2.05(b)(i) and Section 2.05(b)(ii) above) and any additional amounts required pursuant to Section 2.09.

(iii)No later than ten (10) Business Days after receiving a Material Project Documents Prepayment Offer, an Event of Loss Prepayment Offer, a Disposition Proceeds Prepayment Offer or a Debt Prepayment Offer (the expiration of such ten (10) Business Day-period, the “Prepayment Offer Deadline”), each Lender shall advise Borrower in writing whether it has elected to accept such prepayment offer, which it shall determine in its sole discretion; provided that any Lender which shall fail to so advise Borrower by the Prepayment Offer Deadline shall have been deemed to have accepted such prepayment offer. Each of the Lenders shall have the right, but not the obligation, to accept or reject its pro rata portion of the prepayment offer by Borrower. Borrower shall have no obligation to prepay any amounts in respect of any declining Lender’s pro rata portion of the prepayment offer. In connection with any prepayment pursuant to Section 2.05(b)(i), (ii) and/or (iii), the amount of the Loan prepaid shall be calculated so that the total amount of Loans prepaid, the accrued but unpaid interest on such Loans and any Prepayment Premium applicable to such prepayment of Loans shall be no more than the Net Available Amount.

(iv)It is understood and agreed that if the Obligations are accelerated or otherwise become due and owing prior to the Maturity Date, in each case, as a result of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium that would have applied if, at the time of such acceleration, Borrower had prepaid, refinanced, substituted or replaced any or all of the Loan as contemplated in Section 2.05(a) (any such event, a “Prepayment Premium Event”), will also be due and payable without any further action (including any notice requirements otherwise applicable to Prepayment Premium Events, if any) as though a Prepayment Premium Event had occurred and such Prepayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) (ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS, OR MAY PROHIBIT, THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Loan Party expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(c)(iv). Each Loan Party expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans contemplated hereby. Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Loans free from repayment by Borrower (except as herein specifically provided for) and that the provision for payment of a Prepayment Premium by Borrower, in the event that the Loans are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 2.06Fees.

(a)Agent Fees. Borrower agrees to pay to each Lender and Agent, for its own account, any Fees set forth in any Fee Letter to which such Lender or Agent is a party.

(b)Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds, in the case of each Agent’s Fees, to such Agent and, in the case of all other Fees,

to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, no Fee shall be refundable under any circumstances, absent manifest error.

Section 2.07Interest.

(a)Loan. The Loans shall bear interest at a rate per annum equal to the Interest Rate on and after the date of borrowing of such Loans.

(b)Default Interest. If all or a portion of the principal amount of any Loan, interest in respect thereof or any other amount due under the Financing Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, then, to the extent so elected by the Administrative Agent, acting at the direction of the Required Lenders, after Borrower has been notified in writing by the Administrative Agent, acting at the direction of the Required Lenders (or automatically upon the occurrence of an Event of Default pursuant to Section 7.01(f) hereof), the outstanding principal amount of the Loan (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, respectively, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively.

(c)Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Quarterly Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.07(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

Section 2.08Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board under Regulation D or otherwise) against assets of, deposits with or for account of, or credit extended by, any Lender;

(ii)subject any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loan, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender any other condition (other than Taxes) not otherwise contemplated hereunder affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to Borrower or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates from Lenders. A certificate of a Lender setting forth calculations in reasonable detail of the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in Section 2.08(a) or Section 2.08(b) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

(d)Delay in Requests. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.08, such Lender shall notify Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.08 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by Applicable Law; provided that if such Loan Party (or the applicable withholding agent) shall be required by law to withhold or deduct any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Party shall make or shall cause to be made such withholdings and deductions and (iii) such Loan Party shall pay or shall cause to be paid the full amount withheld and deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)Payment of Other Taxes by Borrower. Borrower shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)Indemnification by Borrower. Loan Parties shall jointly and severally indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts indemnified under Section 2.09(a)) paid or payable by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Collateral Agent or a Lender, or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, the relevant Loan Party shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, acting reasonably.

(e)Forms. (i) Any of the Administrative Agent, the Collateral Agent or any Lender (including any assignee Lender) that is legally entitled to an exemption from or reduction of withholding Tax with respect to payments under any Financing Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by Borrower, the Collateral Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by a Loan Party or the Administrative Agent or prescribed by Applicable Law as will permit such payments to be made without or at a reduced rate of, withholding. In addition, any of the Administrative Agent, the Collateral Agent or any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding tax or information reporting requirements. Upon the reasonable written request of Borrower or the Administrative Agent, or if any form or certification previously delivered expires or becomes obsolete or inaccurate, any Lender shall update any such form or certification previously delivered pursuant to this Section 2.09(e)(i).

Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), Section 2.09(e)(ii)(B), or Section 2.09(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a US Person,

(A)any Lender that is a US Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Lender who is not a US Person shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Lender who is not a US Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Lender who is not a US Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)to the extent a Lender who is not a US Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such

Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C)Any Lender who is not a US Person shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(f)If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.09, it shall pay over such refund to Borrower, net of all of its out-of-pocket expenses (including Taxes with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, the Collateral Agent or any Lender, as the case may be, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent or any Lender, as the case may be, in the event the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.09(f), in no event will the Administrative Agent, the Collateral Agent or any Lender be required to pay any amount to Borrower pursuant to this Section 2.09(f) the payment of which would place the Administrative Agent, the Collateral Agent or the Lender, as the case may be, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)If a payment made to the Administrative Agent, the Collateral Agent or any Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Administrative Agent, Collateral Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Administrative Agent, Collateral Agent or Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)Survival. Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under any Transaction Documents.

Section 2.10Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)Payments by Borrower. Unless otherwise specified, Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.08 or Section 2.09, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Unless otherwise notified by the Administrative Agent in writing to Borrower, all such payments shall be made to the Administrative Agent for the benefit of each Agent and Lender at: OIC Investment Agent, LLC (payment instructions: Bank Name: JP Morgan, ABA/Routing No.: 021000021, Account Name: OIC INVESTMENT AGENT, LLC, Account No.: 741813585, Beneficiary Address: 292 Madison Ave, Suite 2500, New York, New York 10017); and in each case, except as otherwise expressly provided in the relevant Financing Document and payments pursuant to Section 2.09, Section 2.10 and Section 10.03, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of this Agreement. The Administrative Agent shall distribute any such payments received by it in like funds as received for account of any other Person to the appropriate recipient promptly (and in any case not more than one (1) Business Day) following receipt thereof. Payments to each Lender shall be made to such Lender in accordance with its Administrative Questionnaire. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately preceding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.

(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Loan shall be made from the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.03 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective applicable Commitments; (ii) except as provided in Section 2.05(c), each payment or prepayment of principal of the Loan by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them being paid or prepaid; and (iii) each payment of interest on the Loan by Borrower shall be made for account of the Lenders (except, in the case of prepayments under Section 2.05(b), for Lenders not receiving a principal repayment thereunder) pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

(d)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Loan resulting in such Lender receiving a greater proportion of the aggregate amount of the Loan and accrued interest thereon then due than the proportion received by any other Lender, then, unless otherwise agreed in writing by the Lenders, the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.10(d) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or Participant, other than to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.10(d) shall apply), provided further that no Lender shall be required to purchase a participation from a Lender rejecting its option to receive prepayments under Section 2.05(b) to the extent disproportionality results from the rejecting Lender’s election under Section 2.05(b). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(e)Presumptions of Payment. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due to them. In such event, if Borrower has not in fact made such payment within one (1) Business Day after such due date, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02, Section 2.10(e) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11Change of Lending Office. If any Lender requests compensation under Section 2.08, or if Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.09 then such Lender shall (i) file any certificate or document reasonably requested in writing by Borrower and/or (ii) use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender exercised in good faith, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.08 or Section 2.09, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.12Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On each of the Closing Date, the Funding Date and on any other date that the representations herein are required to be made pursuant to the Financing Documents, each Loan Party represents and warrants to each Agent and the Lenders that, as of such date:

Section 3.01Due Organization, Etc. Borrower is a Delaware corporation, and each other Loan Party is a limited liability company, limited partnership or corporation, as applicable, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Loan Party has all requisite limited liability company, limited partnership, corporate or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and each Loan Party is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted, except where the failure to so qualify could not reasonably be expected to be material and adverse to the Loan Parties or the Lenders. No filing, recording, publishing or other act by a Loan Party that has not been made or done is necessary in connection with the existence or good standing of such Loan Party.

Section 3.02Authorization, Etc. Each Loan Party has full corporate, limited liability company, limited partnership or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Transaction Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company, limited partnership or other organizational action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is in full force and effect and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) by implied covenants of good faith and fair dealing.

Section 3.03No Conflict. The execution, delivery and performance by each Loan Party of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the Organizational Documents of such Loan Party, (ii) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which such Loan Party is a party or by which it is bound or to which such Loan Party’s property or assets are subject, except where such contravention, breach or default could not reasonably be expected to be material and adverse to the Loan Parties or Lenders, (iii) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, or (iv) with respect to each Loan Party, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Loan Party’s property or the Collateral.

Section 3.04Approvals, Etc.

(a)The Loan Parties have obtained all Authorizations required by any Governmental Authority under any Applicable Law, in each case that are necessary for the operation, maintenance and ownership of the Business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Authorization is in full force and effect and is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modification) or to any unsatisfied condition (required to be satisfied as of date this representation and warranty is made) that, in each case, would reasonably be expected to have a Material Adverse Effect, and all statutorily prescribed appeal periods with respect to the issuance of such Authorizations have expired. The Loan Parties are in compliance with all Authorizations except such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

Section 3.05Financial Statements; No Material Adverse Effect.

(a)Each Loan Party has heretofore furnished to the Administrative Agent the financial statements specified in Section 4.01(e). The financial statements furnished to the Lenders pursuant to Section 4.01(e) and present fairly in all material respects the financial condition, results of operations and cash flows of such Loan Party as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities (contingent or otherwise) of such Loan Party as of the dates thereof to the extent required by GAAP. Such financial statements were prepared in accordance with GAAP.

(b)Since December 31, 2022, there has been no event or occurrence which has resulted in a Material Adverse Effect and is continuing or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.06Litigation. Except as set forth on Schedule 3.06, there is no pending or threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (ii) purporting to affect the legality, validity or enforceability of any of the Transaction Documents or (iii) that affects the Business or leased premises relating thereto, in the case of this clause (iii), as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.07Authorizations; Environmental Matters. Except as set forth on Schedule 3.07:

(a)each Loan Party is now and has been in compliance with all applicable Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect;

(b)each Loan Party, as applicable, (i) holds or has applied for all material Authorizations required under Environmental Laws (each of which is in full force and effect) required for any of its current operations or for any property owned, leased or otherwise operated by it; and (ii) is and has been in compliance with all Authorizations required under Applicable Laws, except for any noncompliance as would not be reasonably expected to have a Material Adverse Effect;

(c)there are no past, pending or threatened Environmental Claims asserted against any Loan Party, including any consent decrees, orders, settlements or other agreements relating to compliance with or liability under Environmental Laws, except for any Environmental Claim that, if adversely determined, would not be reasonably expected to have a Material Adverse Effect;

(d)there has been no Release or threat of Release of Hazardous Materials at, on, from or under the leased premises of any Loan Party or any other real property currently or formerly owned, leased or operated by any Loan Party, except in each case in compliance with Environmental Laws, and except as would not be reasonably expected to have a Material Adverse Effect;

(e)there have been no material environmental investigations, studies, audits, reviews or other analyses conducted by any Loan Party which disclose any potential basis for Environmental Claims, except as would not be reasonably expected to have a Material Adverse Effect; and

(f)each Loan Party has made available copies of all significant reports, correspondence and other documents in its possession, custody or control regarding compliance by any of the Loan Parties with, or potential liability of any of the Loan Parties under Environmental Laws or Authorizations required under Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect.

This Section 3.07 sets forth the only representations and warranties of the Loan Parties related to any Environmental Claims or any other environmental matters.

Section 3.08Compliance with Laws and Obligations. Each Loan Party are in compliance with all Applicable Laws applicable to the Loan Parties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09Material Project Documents. Except as set forth on Schedule 3.09, as of the Closing Date and the Funding Date, the Loan Parties are not party to any Material Project Documents.

Section 3.10Licenses. Each Loan Party owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, or rights with respect thereto and all other Intellectual Property, necessary for its Business and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse

Effect, and the use thereof by such Loan Party does not infringe in any respect upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.11Taxes. Except as specified on Schedule 3.11, each Loan Party (a) has timely filed or caused to be timely filed all Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all respects, and (b) has paid or has caused to be paid all Taxes required to have been paid by it (whether or not shown as due on any Tax returns), other than Taxes that are being contested in accordance with the Permitted Contest Condition, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.12Full Disclosure; Projections.

(a)None of the written reports, financial statements, certificates or other written information (other than Projections and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and execution of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b)Each Loan Party’s sole representation with respect to information consisting of statements, estimates, forecasts and projections regarding the Loan Parties and the future performance of the Business or other expressions of view as to future circumstances (including the Financial Projections, the Operating Budget, the Megafactory Budget and estimates, budgets, forecasts, financial information and “forward-looking statements” that have been made available to any Secured Party by or on behalf of any Loan Party or any of its representatives or Affiliates (collectively, “Projections”)), shall be that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof and are consistent in all material respects with the Financing Documents and the Project Documents as of the time of preparation thereof; provided that it is understood and acknowledged that such Projections are based upon a number of estimates and assumptions and are subject to business, economic and competitive uncertainties and contingencies, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results.

Section 3.13Senior Obligations. Each Loan Party’s obligations under the Financing Documents are the direct and unconditional general obligations of such Loan Party and, on and after the Closing Date, rank senior in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of such Loan Party (subject to Permitted Liens).

Section 3.14Solvency. Immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of the Funding Date, the Loan Parties, on a consolidated basis, will be Solvent.

Section 3.15Regulatory Restrictions on the Loan. No Loan Party is an “investment company” as defined in the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.

Section 3.16Title; Security Documents.

(a)Except as set forth in Schedule 3.16, Borrower owns and has good and valid title to, or valid leasehold or other interests in, its Real Property in all material respects, free and clear of all Liens other than Permitted Liens. Other than with respect to the Real Property, each Loan Party owns all material properties and assets in each case purported to be covered by the Security Documents to which it is party free and clear of all Liens other than Permitted Liens.

(b)The provisions of the Security Documents to which any Loan Party is a party that have been delivered on or prior to the date this representation is made are (and each other Security Document to which any Loan Party will be a party when delivered thereafter will be), effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first-priority Lien on and security interest in all of the Collateral purported to be covered thereby, and when all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices, and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a first-priority perfected Lien on and security interest in all right, title and interest of such Loan Party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

Section 3.17ERISA.

(a)No ERISA Event has occurred or is reasonably expected to occur which has or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against any Loan Party or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen during the five-year period prior to the date hereof. None of the Loan Parties or any of its ERISA Affiliates has incurred any liability in an amount which has or could reasonably be expected to have a Material Adverse Effect on account of a complete or partial withdrawal from a Multiemployer Plan.

(b)None of the Loan Party has incurred any obligation which has or could reasonably be expected to have a Material Adverse Effect on account of the termination or withdrawal from any Foreign Plan.

Section 3.18Insurance. All insurance policies required to be obtained by the Loan Parties pursuant to Section 5.06 have been obtained and are in full force and effect as required under Section 5.06 and all premiums then due and payable thereon have been paid in full. No

Loan Party has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

Section 3.19[Reserved].

Section 3.20Use of Proceeds. The proceeds the Loan have been used solely in accordance with, and solely for the purposes contemplated by, Section 5.13. No part of the proceeds of any Loan and other extensions of credit hereunder will be used, either directly or indirectly, by any Loan Party to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board.

Section 3.21Capital Stock and Related Matters.

(a)Schedule 3.21(a) sets forth, as of the Closing Date and the Funding Date, a true and complete list of the Loan Parties and, with respect to each Loan Party, (i) its name and jurisdiction of organization, (ii) its form of organization, and (iii) all of the issued and outstanding Capital Stock thereof and the legal and beneficial owner of such Capital Stock. Other than set forth on Schedule 3.21(a), as of the Closing Date, no Loan Party owns directly or indirectly, or Controls any Capital Stock in any Person.

(b)All of the Capital Stock of each Loan Party have been duly authorized and validly issued in accordance with its Organizational Documents, are fully paid and non-assessable and free and clear of all Liens other than Permitted Liens, and were not issued in violation of any preemptive rights, rights of first refusal or offer, or any other agreement, commitment, understanding or arrangement to which any such Loan Party is a party. Other than as set forth on Schedule 3.21(b), no Loan Party has outstanding Capital Rights, or any agreement, commitment, understanding or arrangement (contingent or otherwise) obligating such Loan Party to issue, sell, transfer or otherwise dispose of, repurchase, redeem or otherwise acquire any Capital Stock of any Loan Party, or issue or grant any Capital Right (except as expressly provided for or permitted herein or in the Security Documents).

(c)There are no agreements, commitments, understandings or arrangements (other than the Financing Documents and Borrower’s Organizational Documents) to which Borrower is a party with respect to the voting of any Capital Stock of Borrower (including any voting trust, voting agreement or proxy).

Section 3.22Permitted Indebtedness; Investments.

(a)No Loan Party has created, incurred, assumed or suffered to exist any Indebtedness, other than Permitted Indebtedness.

(b)As of the Closing Date, all Indebtedness of the Loan Parties incurred pursuant to Section 6.02(b) is listed on Schedule 3.22(b).

(c)None of the Loan Parties has made any advance, loan or extension of credit to, or made any acquisition or Investment (whether by way of transfers of property,

contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase of any stock, bonds, notes, debentures or other securities of, any other Person, other than as permitted under Section 6.04.

Section 3.23Agreements with Affiliates. As of the Closing Date, Schedule 3.23 sets forth any and all agreements, transactions or series of related transactions among, on one hand, one or more Loan Parties, and on the other hand, one or more Affiliates of a Loan Party (other than the Loan Parties).

Section 3.24No Other Bank Accounts. Each of the accounts of each Loan Party are listed on Schedule 3.24 as of the Closing Date and the Funding Date; provided that Schedule 3.24 may, at the option of the Borrower, be amended by furnishing to the Administrative Agent a new Schedule 3.24 which, when so furnished, shall automatically be added to this Agreement as Schedule 3.24 hereto, and replace the prior Schedule 3.24 hereto, without further action of any Person. No Loan Party maintains, or has caused the Depositary Bank or any other Person to maintain, any accounts other than the Collateral Accounts and the accounts listed on Schedule 3.24 as of the Closing Date and the Funding Date.

Section 3.25No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

Section 3.26Foreign Assets Control Regulations.

(a)None of the Loan Parties, and none of their respective officers or directors, or, to any of the Loan Parties’ knowledge, their respective Affiliates or agents (i) is a Sanctioned Person; or (ii) engages in any dealings or transactions in or with a Sanctioned Country or that are otherwise prohibited by Sanctions.

(b)Each of the Loan Parties has implemented and currently maintains policies and procedures sufficient to provide reasonable assurances of compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c)Each of the Loan Parties and their respective officers, directors, employees and, to the Loan Parties’ knowledge, agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d)No part of the proceeds of the Loans will be used, directly or indirectly (i) in violation of the FCPA, Anti-Money Laundering Laws or Sanctions or (ii) to offer or make payments or to take any other action that would constitute a violation, or implicate any Lender, Administrative Agent, Collateral Agent or their respective Affiliates in a violation, of Anti-Corruption Laws or applicable Sanctions.

(e)Each of the Loan Parties has disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid or payable by such Person, any of its Affiliates or any of its representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person, and (b) any investigations involving possible non-compliance with Anti-Corruption Laws, Sanctions or Anti-

Money Laundering Laws by such Person or such Affiliate or such representative. No proceeding by or before any Governmental Authority involving any Loan Party with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Loan Parties, threatened.

ARTICLE IV

CONDITIONS

Section 4.01Conditions to the Closing Date. The occurrence of the Closing Date and the obligations of the Agents and each Lender hereunder are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a)Execution of Financing Documents. The Financing Documents (other than the Security Documents, the Agent Reimbursement Letter and the Lender Loan Discount Letter) contemplated to be entered into as of the Closing Date shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(b)Corporate Documents. The following documents, each certified as of the Closing Date as indicated below:

(i)copies of the Organizational Documents, together with any amendments thereto, of each of each Loan Party and a certificate of good standing or its equivalent (if any) for the applicable jurisdiction for each such party (in each case such good standing certificate or its equivalent dated no more than ten (10) Business Days prior to the Closing Date);

(ii)an Officer’s Certificate of each Loan Party dated as of the Closing Date, certifying:

(A)that attached to such certificate is a correct and complete copy of the Organizational Documents referred to in clause (i) above for such Person;

(B)attached to such certificate is a correct and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(C)that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred to in clause (A) above for such Person has not been amended since the date of the certification furnished pursuant to clause (ii) above;

(D)as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which such Person is or is intended to be a party (and each Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and

(E)as to the qualification of such Person to do business in each jurisdiction where its operations require qualification to do business and as to the absence of any pending proceeding for the dissolution or liquidation of such Person.

(c)Authorizations. All Authorizations (i) have been duly obtained and validly issued, (ii) are in full force and effect and not subject to any pending or threatened, appeal, (iii) are issued to, assigned to, or otherwise assumed by, a Loan Party (or such Loan Party is entitled to the benefit thereof), (iv) are not subject to any current legal proceeding to which any Loan Party is a party, (v) are free from any unsatisfied condition and (vi) there is no reason to believe that any such Authorization may be withdrawn, cancelled, varied, suspended or revoked, in each case, except where the failure to do could not reasonably be expected to have a Material Adverse Effect.

(d)Financial Projections and Operating Budget.

(i)The Administrative Agent shall have received a certified copy of each of (A) the Financial Projections, (B) an Operating Budget for the remainder of calendar year 2023 and (C) the Megafactory Budget, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(ii)The Administrative Agent shall have received (x) an unaudited consolidated pro forma balance sheet of Borrower dated as of the Closing Date and (y) unaudited consolidated balance sheets and income and cash flow statements of Borrower as of and for the years ended December 31, 2020, December 31, 2021 and December 31, 2022.

(e)Regulatory Information. Each Lender shall have received (i) all documentation and other written information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested by them at least five (5) Business Days prior to execution of this Agreement and (ii) the Beneficial Ownership Regulation (including a Beneficial Ownership Certification).

(f)Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(g)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(h)Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated as of the Closing Date, certifying that each of the conditions set forth in this Section 4.01 has been satisfied.

Section 4.02Conditions to the Funding Date. The occurrence of the Funding Date and the obligations of the Agents and each Lender hereunder with respect to the funding of the Loans are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a)Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.

(b)Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Funding Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(c)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Funding Date.

(d)Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated as of the Funding Date, certifying that each of the conditions set forth in Section 4.01 and this Section 4.02 has been satisfied.

(e)Lender and Agent Letters. The Agent Reimbursement Letter and the Lender Loan Discount Letter shall have been duly executed and delivered by the Borrower.

(f)Execution of Security Documents.

(i)The Security Documents contemplated to be entered into as of the Funding Date shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(ii)The security interests in and to the Collateral as of the Funding Date shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, are in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to preserve, protect and perfect the security interests in such Collateral have been made immediately prior to the occurrence of the Funding Date such that the security interests granted in favor of the Collateral Agent for the benefit of the Secured Parties are filed, registered and recorded and will constitute a first-priority (subject to Permitted Liens), perfected security interest in such Collateral free and clear of any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral have been paid to the extent required.

(iii)To the extent requested by the Administrative Agent, the Liens on the portion of the Collateral that consists of real property created under the Mortgage shall have been duly recorded or registered at the real estate recordation office of the County of Adams, State of Colorado, and all such Liens shall be prior to any other Liens except for Permitted Liens, and the Administrative Agent and the landlord with respect to the Borrower’s leasehold estate shall have entered into a reasonable and customary lender consent and/or customary subordination, non-disturbance and attornment agreement (or similar document) to the extent reasonably requested by the Administrative Agent; provided that if such landlord is requested to enter into such a lender consent and/or customary subordination, non-disturbance and attornment agreement (or similar document) and is unwilling or unable to do so after the Borrower’s use of commercially reasonable efforts, the execution of such lender consent and/or customary subordination, non-disturbance and attornment agreement (or similar document) shall not be a condition precedent to the occurrence of the Funding Date.

(g)Collateral Perfection Matters. The Collateral Agent shall have received:

(i)appropriately completed UCC financing statements (Form UCC-l), which have been duly authorized for filing by the appropriate Person, naming each Loan Party as debtor and Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;

(ii)copies of UCC, judgment lien, tax lien, Intellectual Property lien, and litigation lien search reports, which reports will be dated a recent date reasonably acceptable to the Administrative Agent, listing all effective financing statements that name each Loan Party as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Liens;

(iii)appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be reasonably requested by Collateral Agent and necessary to perfect the security interests purported to be created by the Security Documents; and

(iv)evidence that all other actions reasonably requested by Collateral Agent and necessary to perfect and protect the security interests purported to be created by the Security Documents entered into on or prior to the Funding Date have been taken immediately prior to the occurrence of the Funding Date.

(h)Establishment of Accounts. The Administrative Agent shall have received evidence that each of the Collateral Accounts required under this Agreement have been established in accordance with the terms thereof.

(i)Funding of Collateral Accounts. (i) The DRA shall have been funded (or will be funded with the proceeds of Loans) with the Debt Reserve Amount as specified in the Funds Flow Memorandum and (ii) the Interest and ER Account shall have been funded (or will be funded with the proceeds of Loans) with the Interest Reserve Amount as specified in the Funds Flow Memorandum.

(j)Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Funding Date and addressed to the Administrative Agent, the Lenders and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, a written opinion of Winston & Strawn LLP, counsel to the Loan Parties.

(k)Fees and Expenses. Borrower has arranged for non-refundable payment on the Funding Date (including through the application of Loans on the Funding Date) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(l)Funds Flow Memorandum. The Administrative Agent shall have received the Funds Flow Memorandum, in form and substance reasonably satisfactory to the Administrative Agent.

(m)Insurance Deliverables. Borrower shall have obtained the insurance required to be in effect under Section 5.06 to the extent required as of the Funding Date and such insurance shall be in full force and effect, and Borrower shall have furnished the Administrative Agent with certificates signed by the insurer or an agent authorized to bind the insurer, together with loss payee endorsements in favor of the Collateral Agent, evidencing such insurance, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance (x) is, in each case, in full force and effect and (y) complies with Section 5.06 and that all premiums then due and payable on such insurance have been paid.

(n)Solvency Certificate. The Lenders shall have received a solvency certificate of the chief financial officer or president of Borrower, certifying that the Loan Parties, on a consolidated basis, immediately after giving effect to the incurrence of all Indebtedness on the Funding Date, will be, Solvent.

(o)Outside Funding Date. The Funding Date shall occur on or prior to the Outside Funding Date.

(p)Board Observer Rights; Warrant Agreement. The Administrative Agent shall have received (A) a copy of the Board Observer Rights Agreement, dated as of the Funding Date, in form and substance reasonably satisfactory to the Administrative Agent and (B) a copy of the Warrant Agreement, executed and delivered by each of the parties thereto.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that from the Closing Date and thereafter, in all respects:

Section 5.01Corporate Existence; Etc. Each Loan Party shall at all times preserve and maintain in full force and effect (a) (i) with respect to Borrower, its existence as a corporation and (ii) with respect to each other Loan Party, its existence as a corporation, a limited partnership or a limited liability company, as applicable, in each case, in good standing under the laws of the jurisdiction of its organization and (b) except as would not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.

Section 5.02Conduct of Business. Each Loan Party shall operate, maintain and preserve their rights, privileges and franchises necessary or desirable to conduct the Business and in compliance with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.03Compliance with Laws and Obligations. Each Loan Party shall comply in all respects with all Applicable Laws and Authorizations (including applicable Environmental Laws), unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall comply with and perform its respective contractual obligations in all respects, and enforce against other parties their respective contractual obligations in all respects, under each Material Project Document to which it is a party, in each case, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall (i) comply with and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA or any other applicable Anti-Corruption Laws and (ii) not undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.

Section 5.04Governmental Authorizations. Each Loan Party shall: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law (including all Authorizations required by Environmental Law) for the Business, in each case, at or before the time the relevant Authorization becomes necessary for such purposes, (b) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law for each Loan Party’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes and (c) preserve and maintain in all material respects all other Authorizations required for the Business, in each case, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05Maintenance of Title. Each Loan Party shall maintain good title to the material property owned by such Loan Party free and clear of Liens, other than Permitted Liens.

Section 5.06Insurance.

(a)Each Loan Party shall maintain or cause to be maintained in all material respects on its behalf in effect at all times the types of insurance required pursuant to Schedule 5.06, in the amounts and on the terms and conditions specified therein, from the quality of insurers specified in such Schedule or other insurance companies of recognized responsibility reasonably satisfactory to Administrative Agent.

(b)Each Loan Party shall maintain or cause to be maintained the insurance required to be maintained pursuant to the Material Project Documents in accordance with the terms of the same.

(c)Loss Proceeds of the insurance policies provided or obtained by or on behalf of the Loan Parties shall be required to be paid by the respective insurers directly to the Interest and ER Account. If any Loss Proceeds that are required under the preceding sentence to be paid to the Interest and ER Account are received by the Loan Parties or any other Person, such Loss Proceeds shall be received in trust for the Collateral Agent, shall be segregated from other funds of the recipient, and shall be forthwith paid into the Interest and ER Account, in the same form as received (with any necessary endorsement). Amounts in the Interest and ER Account shall be applied in accordance with Section 5.18.

Section 5.07Keeping of Books.

(a)Each Loan Party shall maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of such Loan Party and the results of operations in accordance with GAAP and all Applicable Laws.

(b)The Loan Parties shall make available to Administrative Agent and any Lender, without expense to Administrative Agent or such Lender, upon the reasonable prior request and at a mutually agreeable time and place, the Loan Parties and their officers, employees and any of their books and records, to the extent that Administrative Agent or such Lender may deem them reasonably necessary, appropriate or helpful to prosecute or defend any third-party suit, claim, investigation, audit or proceeding instituted by or against Administrative Agent or any Lender with respect to any Collateral or relating to the Loan Parties; provided, however, nothing herein shall obligate the Loan Parties to provide Administrative Agent or any Lender any privileged information or attorney work product; provided, further that any such books and records or information shall be subject to Section 10.12.

Section 5.08Access to Records. Each Loan Party shall permit (i) officers and designated representatives of the Administrative Agent to visit and inspect the main office accompanied by officers or designated representatives of such Loan Party and (ii) officers and designated representatives of the Administrative Agent to examine and make copies of the books of record and accounts of such Loan Party (provided that such Loan Party shall have the right to be present) and discuss the affairs, finances and accounts of such Loan Party with the chief financial officer, the chief operating officer and the chief executive officer of such Loan Party (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract, provided the Loan Parties will use reasonable efforts to obtain relief from any contractual confidentiality restrictions that prohibit the Administrative Agent or any Lender from obtaining information), in each case, with at least three (3) Business Days advance notice to such Loan Party and during normal business hours of such Loan Party; provided that (i) such Loan Party shall not be required to reimburse the Administrative Agent for more than one (1) inspection per year as long as no Event of Default has occurred and is continuing and (ii) such visits by officers and designated representatives of the Administrative Agent shall not occur more frequently than twice per year as long as no Event of Default has occurred and is continuing.

Section 5.09Payment of Taxes, Etc. Except in each case as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall pay and discharge, before the same shall become delinquent: (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien of the type referenced in Section 1.01(a)(A) of the definition of Permitted Lien) upon its property; provided that such Loan Party shall not be required to pay or discharge any such Tax, assessment, charge or claim for so long as such Loan Party satisfies the Permitted Contest Conditions in relation to such Tax, assessment, charge or claim.

Section 5.10Financial Statements; Other Reporting Requirements. Each Loan Party shall furnish to the Administrative Agent:

(a)as soon as available and in any event within thirty (30) Business Days after the end of each month (beginning with the first full month ending after the Closing Date), (i) the monthly unaudited consolidated financial statements of the Loan Parties, including the unaudited consolidated balance sheet as of the end of such month and the related unaudited statements of income, retained earnings and cash flows for such monthly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail and (ii) a monthly report containing key business performance indicators and projections as to liquidity over the following 12-month period, in each case, in a form reasonably satisfactory to the Administrative Agent;

(b)as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower (beginning with the fiscal quarter ended March 31, 2023), quarterly unaudited consolidated financial statements of the Loan Parties, including the unaudited consolidated balance sheet as of the end of such quarterly period and the related unaudited statements of income, retained earnings and cash flows for such quarterly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail;

(c)as soon as available and in any event within one hundred-twenty (120) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2023), audited consolidated financial statements for such fiscal year for Borrower, including therein the consolidated balance sheet as of the end of such fiscal year and the related statements of income, retained earnings and cash flows for such year, a comparison of actual performance with the projected performance set out in the Operating Budget for the relevant fiscal year and the respective directors’ and auditors’ reports, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditor, which opinion shall state that said financial statements present fairly, in all material respects, the financial position of Borrower at the end of, and for, such fiscal year in accordance with GAAP;

(d)within forty-five (45) days following the end of each fiscal quarter (beginning with the fiscal quarter ended June 30, 2023), an environmental, social and governance report in respect of the applicable fiscal quarter in the form attached hereto as Exhibit F;

(e)at the time of the delivery of the financial statements under Sections 5.10(a), (b) and (c) above, a certificate of an Authorized Representative of such Loan Party certifying to the Administrative Agent and the Lenders that (A) such financial statements fairly present in all material respects the financial condition and results of operations of such Loan

Party and its Affiliates on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments and (B) no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;

(f)within thirty (30) days after each annual policy renewal date, a certificate of an Authorized Representative of Borrower certifying that the insurance requirements of Section 5.06 have been implemented and are being complied with by the Loan Parties and on or prior to the expiration of each policy required to be maintained pursuant to Section 5.06, certificates of insurance with respect to each renewal policy and each other insurance policy required to be in effect under this Agreement that has not previously been furnished to the Administrative Agent under this Agreement. If at any time requested by the Administrative Agent (acting reasonably), Borrower shall deliver to the Administrative Agent a duplicate of any policy of insurance required to be in effect under this Agreement;

(g)to Administrative Agent on or before the 45th day following the last day of each calendar month (beginning with the first full month ending after the Closing Date), monthly reports describing (i) the development of the Megafactory, (ii) progress towards achieving the Significant Milestones and (iii) a reconciliation of all expenditures incurred in connection with the development of the Megafactory against the Megafactory Budget, including a statement of all amounts withdrawn from the Collateral Accounts and an accounting of how such amounts were spent, substantially in a form reasonably satisfactory to the Administrative Agent in the form attached hereto as Exhibit H;

(h)concurrently with any notice delivered under Section 5.11, all material documentation related to any notice given under Section 5.11; and

(i)promptly after Administrative Agent’s reasonable request therefor, such other information regarding the business, assets, operations or financial condition of the Loan Parties as the Administrative Agent may reasonably request.

Section 5.11Notices. The Loan Parties shall promptly (and in any event within five (5) Business Days) upon an Authorized Representative of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)[Reserved];

(b)details of any change of Applicable Law that would reasonably be expected to have a Material Adverse Effect;

(c)any material written notice or written communication given to or received (i) from creditors of any Loan Party generally or (ii) in connection with any Material Project Document;

(d)written notice received by it with respect to the cancellation of, material adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.06;

(e)the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting any Loan Party that, if adversely determined, could reasonably be expected to result in liability to any Loan Party in an aggregate amount exceeding $500,000 or be materially adverse to the interests of the Loan Parties;

(f)any material amendment of any Material Project Document, and correct and complete copies of any Material Project Documents executed after the Closing Date;

(g)any Environmental Claim by any Person against, or with respect to the activities of, the Loan Parties and any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to any Loan Party that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(h)the expiration, revocation, rescission or material modification of any Authorization and the occurrence of any inspections or audits in respect of the Business;

(i)any Event of Loss in excess of $1,000,000 per individual Event of Loss or $2,000,000 in the aggregate per fiscal year of the Borrower in the aggregate per annum for all such Events of Loss;

(j)the occurrence of any ERISA Event in excess of $1,000,000, together with a written notice setting forth the nature thereof and the action, if any, that such Loan Party or ERISA Affiliate proposes to take with respect thereto;

(k)the occurrence of a Bankruptcy of any Loan Party or Material Project Counterparty of which the Borrower has actual knowledge;

(l)[Reserved];

(m)written notice of any Condemnation; and

(n)the occurrence of a Default or Event of Default.

Section 5.12[Reserved].

Section 5.13Use of Proceeds.

(a)Borrower shall apply the proceeds of the Loans funded on the Funding Date in accordance with the Funds Flow Memorandum.

(b)On and after the Funding Date, Borrower shall apply the proceeds of the Loans for the development of the Megafactory in accordance with the Megafactory Budget (the “Permitted Uses”).

(c)The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

Section 5.14Security. Promptly upon the reasonable request of the Administrative Agent and the Collateral Agent, at the Loan Parties’ expense, the Loan Parties shall execute, acknowledge and deliver documents or instruments reasonably necessary or appropriate to preserve and maintain the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate to: (a) subject to Permitted Liens, maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof) and (b) subject to Permitted Liens, preserve and protect the Collateral and protect and enforce the Loan Parties’ rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation.

Section 5.15Further Assurances. The Loan Parties shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent all such instruments and documents as are necessary or appropriate to carry out the intent and purpose of the Financing Documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.

Section 5.16Security in Newly Acquired Property and Revenues; Subsidiaries.

(a)Without limiting any other provision of any Financing Document, if any Loan Party shall at any time (a) acquire any interest in a single item of property (other than any Excluded Property) with a value of at least $500,000 or any interest (other than any Excluded Property) in revenues that could aggregate during the term of the agreement under which such receivables arise to over $500,000; or (b) acquire interests in property (other than any Excluded Property) in a single transaction or series of transactions not otherwise subject to the Lien created by the Security Documents having a value of at least $500,000 in the aggregate, in each case not otherwise subject to a Lien pursuant to, and in accordance with, the Security Documents, promptly upon such acquisition, such Loan Party shall execute, deliver and record a supplement to the Security Documents or other documents, subjecting such interest to the Lien created by the Security Documents. Notwithstanding anything otherwise contained herein, if, after the Closing Date any Loan Party acquires Real Property of any value (other than office leases) material or necessary to the operation of the Business, including the development of the Megafactory, Borrower shall notify the Administrative Agent of such acquisition and Borrower shall, or shall cause such Loan Party, within sixty (60) days of such acquisition and the Administrative Agent’s request for the same (or such longer period as the Administrative Agent may reasonably agree) to deliver a Mortgage on such Real Property and such other documents as may be reasonably requested by the Administrative Agent.

(b)Upon the formation or acquisition of any Subsidiary, each Loan Party will cause each such Subsidiary within thirty (30) days from its creation or acquisition (or such longer time period as the Administrative Agent may agree in its sole discretion), to become a Guarantor by executing a Joinder Agreement and delivering to the Administrative Agent executed copies of such certificates including officer’s certificates, certificates of good standing, incumbency certificates and insurance certificates), if requested, legal opinions, and other documents reasonably requested by the Administrative Agent. Upon execution and delivery thereof, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Financing Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral. In the event that any such Subsidiary is a Foreign Subsidiary and upon the request of the Borrower prior to the acquisition of such Subsidiary, the Lenders shall consider amendments to this Agreement to limit the adverse tax consequences of the pledge of the equity or assets of such Subsidiary; provided, that amendments may result in, among other things, customary restrictions on the rights of the Loan Parties to transfer assets to such Subsidiary.

Section 5.17Material Project Documents. Each Loan Party shall (i) duly and punctually perform and observe all of its material covenants and obligations contained in each Material Project Document to which it is a party, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Document or otherwise (except for the expiration or termination of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Material Project Counterparty each material covenant or obligation of such Material Project Document, as applicable, in accordance with its terms, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

Section 5.18Accounts.

(a)The Loan Parties shall at all times maintain the Collateral Accounts and any other account permitted herein in accordance with this Agreement and the other Financing Documents.

(b)Development Account. Except if a Default or an Event of Default has occurred and is continuing, at any time and from time to time, Borrower may utilize amounts on deposit in in the Development Account for the Permitted Uses. In connection with any withdrawal from the Development Account, Borrower shall be deemed to represent to each Agent and the Lenders that the proceeds of such draw shall be applied solely for Permitted Uses.

(c)Debt Reserve Account. On the Funding Date, Borrower shall cause the DRA to be funded in an amount at least equal to the Debt Reserve Amount. Borrower may only utilize amounts deposited in the DRA to pay principal of the Loan on the Maturity Date.

(d)Interest and Extraordinary Receipts Account. On the Funding Date, Borrower shall cause the Interest and ER Account to be funded in an amount at least equal to the Interest Reserve Amount. At any time and from time to time, Borrower may withdraw amounts on deposit in the Interest and ER Account in an aggregate amount not to exceed the Interest Reserve Amount to pay interest then due and payable in respect of the Loans. The Loan Parties shall deposit, and shall use all reasonable efforts to cause third parties that would otherwise make payments directly to any Loan Party to deposit, into the Interest and ER Account (1) the Net Available Amount of any Disposition (or series of related Dispositions), (2) the Net Available

Amount of any Event of Loss, (3) the Net Available Amount of any Extraordinary MPD Proceeds, and (4) the proceeds of any Indebtedness (other than Permitted Indebtedness) (such amounts described in this clause (d), “Extraordinary Receipts”). The Borrower shall utilize the Extraordinary Receipts in accordance with Section 2.05(b), including to make mandatory prepayments to extent required thereby.

Section 5.19Intellectual Property.

(a)The Loan Parties shall own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property necessary for the development, construction, start-up, completion, operation and maintenance of the Megafactory or the Business, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party shall not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)The Loan Parties shall (i) protect, defend and maintain the validity and enforceability of its intellectual property unless Borrower determines in its good faith reasonable business judgment that the protection, defense and maintenance is not in the best interests of Borrower; (ii) promptly advise Administrative Agent in writing of material infringements of Borrower’s intellectual property; and (iii) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s prior written consent, unless Borrower determines in its good faith reasonable business judgment that the intellectual property to be abandoned, forfeited or dedicated is not in the best interests of Borrower.

Section 5.20Operating Budget, Financial Projections and Megafactory Budget.

(a)Submission of Operating Budget and Financial Projections. Subject to Section 5.20(b), Borrower shall, no later than forty-five (45) days after the commencement of each calendar year (beginning with calendar year 2024), submit to the Administrative Agent (i) its Operating Budget for such calendar year and (ii) its updated Financial Projections with projections made on a quarterly basis. Subject to Section 5.20(b), Borrower may from time to time adopt an amended Operating Budget for the remainder of any calendar year to which the amended Operating Budget applies, and such amended Operating Budget shall be effective as the Operating Budget for the remainder of such calendar year upon delivery to the Administrative Agent.

(b)Operating Budget Approvals. Notwithstanding anything to the contrary in Section 5.20(a), if at any time a Liquidity Funding Need exists, then any amendments to the Operating Budget or any new or updated Operating Budget submitted by Borrower to the Administrative Agent shall be subject to the prior written approval of the Administrative Agent before such amendments or such new or updated Operating Budget becomes effective hereunder. The Administrative Agent shall review and provide comments on any such amendments or such new or updated Operating Budget within fifteen (15) Business Days after receipt thereof. For so long as a Liquidity Funding Need exists, Operating Expenses and Maintenance Capital Expenditures shall be made in accordance with such Operating Budget.

(c)Updates to Megafactory Budget. Borrower shall submit to the Administrative Agent any proposed changes to the Megafactory Budget. The Administrative Agent shall review and provide comments on any such updates within fifteen (15) Business Days after receipt of any information reasonably requested by Administrative Agent with respect to such proposed changes. The Megafactory Budget shall be modified to reflect any such updates upon the written approval by the Administrative Agent. Any such updates to the Megafactory Budget submitted by Borrower shall not be effective until approved in writing by the Administrative Agent. Borrower shall develop the Megafactory in accordance with the Megafactory Budget; provided that Borrower may exceed the amount set forth in any line item included in the Megafactory Budget by an amount not to exceed 10% of such amount without the prior written consent of the Administrative Agent.

Section 5.21Collateral Account Report. Borrower shall provide to the Administrative Agent, within three (3) Business Days of the end of each calendar month, in electronic format, an itemized summary of all withdrawals from the Collateral Accounts made during such calendar month; provided, that if the Administrative Agent receives electronic account access to each of the Collateral Accounts, then Borrower shall not be obligated to provide such itemized summary of all withdrawals from the Collateral Accounts.

Section 5.22[Reserved].

Section 5.23Liquidity Plan. If a Liquidity Funding Need arises, the Loan Parties shall submit to the Administrative Agent a reasonably detailed and firm plan to resolve such Liquidity Funding Need (including through measures such as cost reductions and capital raises), which plan shall be subject to the reasonable approval of the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party hereby agrees that from the Closing Date and thereafter, in all respects:

Section 6.01[Reserved].

Section 6.02Indebtedness. No Loan Party shall create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (each of the following, “Permitted Indebtedness”):

(a)Indebtedness incurred under the Financing Documents;

(b)(i) Capital Lease Obligations to the extent incurred in the ordinary course of business or (ii) purchase money obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of discrete items of equipment or assets; provided that the aggregate principal amount and the capitalized portion of each such lease or purchase money obligation do not at any one time exceed $500,000 in the aggregate for the Loan Parties

(in the aggregate) and any such obligation’s collateral is limited to solely the equipment or asset being financed therewith;

(c)[Reserved];

(d)obligations to pay rent under a lease other than a capital lease (to the extent constituting Indebtedness) that do not require payments by such Loan Party in any calendar year in excess of $500,000;

(e)Indebtedness between the Loan Parties; provided that all such Indebtedness shall be fully subordinated in priority and payment to the Obligations on terms that are reasonably acceptable to the Administrative Agent;

(f)other Indebtedness not to exceed $500,000 in the aggregate at any time outstanding;

(g)(i) Indebtedness associated with the performance of bids, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law and (ii) reimbursement obligations with respect to letters of credit issued to support such Indebtedness, such reimbursement obligations, in each case, in an amount not to exceed $1,000,000 in the aggregate;

(h)obligations in respect of rights-of-way, easements and servitudes, in each case, to the extent permitted hereunder;

(i)Indebtedness existing on the Closing Date and set forth in Schedule 6.02;

(j)Guarantees by a Loan Party of Indebtedness of any other Loan Party;

(k)Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and (ii) any participant in a self-insured health and welfare plan maintained by any Loan Party, as a result of routine claims for benefits;

(l)Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(m)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(n)Indebtedness representing deferred compensation to directors, officers, employees, members of management and consultants of the Borrower or any other Loan Party in the ordinary course of business;

(o)Indebtedness in respect of letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business, in an amount not to exceed $1,000,000 in the aggregate;

(p)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(q)Indebtedness arising from agreements of any Loan Party providing for indemnification, adjustment of purchase, deferred compensation or acquisition price or similar obligations (including earn-outs but only to the extent that such earn-outs are unsecured), in each case, incurred or assumed in connection with any Investments or any Disposition not prohibited by this Agreement, such indebtedness not to exceed $1,000,000 in the aggregate; and

(r)to the extent constituting Indebtedness, obligations of the Loan Parties under the Material Project Documents (other than any Indebtedness for borrowed money thereunder).

Section 6.03Liens, Etc. No Loan Party shall create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.

Section 6.04Investments, Advances, Loans. Each Loan Party shall not make any advance, loan or extension of credit to, or make any acquisitions of or Investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than:

(a)a Loan Party;

(b)(i) Cash Equivalents and (ii) the investments, if any, made by, or with the consent of, the Administrative Agent under, and in accordance with, any Control Agreement with respect to the amounts on deposit in the applicable Collateral Account subject to such Control Agreement;

(c)extensions of trade credit in the ordinary course of business to the extent otherwise permitted under the Financing Documents;

(d)loans or advances made by any Loan Party to any other Loan Party, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement;

(e)Guarantees constituting Indebtedness permitted by Section 6.02;

(f)loans or advances made by a Loan Party to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes, in each case only as permitted by applicable law, including

Section 402 of the Sarbanes Oxley Act of 2002, up to a maximum of $500,000 in the aggregate at any one time outstanding;

(g)(i) accounts, security deposits and prepayments arising and trade credit granted in the ordinary course of business and (ii) notes payable, or stock or other securities issued by account debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business;

(h)Investments received in connection with the disposition of assets permitted by Section 6.07;

(i)Investments of any Person existing at the time such Person becomes a direct or indirect Subsidiary of the Borrower or consolidates or merges with the Borrower or other Loan Party so long as such Investments;

(j)Investments to the extent the consideration paid therefor by any Loan Party consists solely of Capital Stock of the Borrower;

(k)other Investments by a Loan Party in an outstanding aggregate amount not to exceed $10,000,000; provided that such Investment is not made with proceeds of the Loan;

(l)[reserved];

(m)Guarantees of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business; and

(n)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers.

Section 6.05Principal Place of Business; Business Activities.

(a)Each Loan Party shall not change its principal place of business from the State of Colorado and shall not maintain any place of business outside of the State of Colorado respectively unless it has given notice thereof within ten (10) Business Days prior to such change to the Administrative Agent and the Collateral Agent, and each Loan Party has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby. Each Loan Party shall maintain at its principal place of business originals or copies of its principal books and records.

(b)No Loan Party shall at any time conduct any material activities other than those related to the Business and the other Material Project Documents and any activities related or incidental to the foregoing.

Section 6.06Restricted Payments. Each Loan Party shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than:

(a)each Loan Party may declare and pay dividends in, make redemptions of, and conversions of its Capital Stock into, its Capital Stock (whether of the same or different classes);

(b)Loan Parties (other than the Borrower) may declare and pay dividends ratably with respect to their Capital Stock; and

(c)The Borrower may purchase, redeem or otherwise acquire for value any of its Capital Stock held by any current or former officers, directors or employees of the Borrower, any of the other Loan Parties or any of their respective Affiliates in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting.

Section 6.07Fundamental Changes; Asset Dispositions; Acquisitions; Megafactory Matters. Each Loan Party shall not:

(a)in one transaction or a series of transactions, merge into or consolidate with any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person, in each case other than transactions among the Loan Parties;

(b)change its legal form, liquidate or dissolve without the prior written consent of the Administrative Agent;

(c)make or agree to make any amendment to its Organizational Documents that could reasonably be expected to be adverse to the interests of any of the Agents or any of the Lenders (in the sole determination of the Administrative Agent); provided that any amendment and restatement or amendment to the Shareholder Agreement pursuant to the Series C SPA shall not be deemed adverse to the interests of the Agents or any of the Lenders;

(d)other than with respect to property that is to be used primarily in connection with the Megafactory, purchase, acquire or lease any assets other than the purchase or lease of assets reasonably required in connection with its Business;

(e)with respect to property that is to be used primarily in connection with the Megafactory, purchase, acquire or lease any such assets other than the purchase or lease of assets contemplated by the Megafactory Budget (subject to variances permitted by Section 5.20(c));

(f)other than with respect to property that is to be used primarily in connection with the Megafactory, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property in excess of $500,000 per fiscal year of the Borrower in the aggregate other than: (i) sales or other Dispositions of obsolete, worn out or defective equipment, or other equipment no longer used or useful to the Business in the ordinary course of business and where such equipment is not otherwise material to the operation of the Business, (ii) sales or other Dispositions of equipment or other property in the ordinary course of the business of such Loan Party, (iii) Dispositions resulting from any taking or condemnation of any property of any Loan Party by any Governmental Authority, or any assets subject to a casualty, (iv) Dispositions of assets by any Loan Party to Borrower, (v) the granting of any Permitted Liens permitted by Section 6.03, (vi) Dispositions of cash and Cash Equivalents, (vii) Dispositions between Loan Parties, (viii) sales, transfers and dispositions of accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (ix) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party, (x) sales, transfers and dispositions of Investments permitted under Section 6.04, (xi) the lapse or abandonment (including failure to maintain) in the ordinary course of business of any registrations or applications for registration of any (A) registered Intellectual Property of any Loan Party that are not used, or cease to be used, in the business of any Loan Party, or (B) immaterial Intellectual Property rights that in the reasonable good faith judgment of the respective owner is no longer economically practicable or commercially desirable to maintain or use in the business of the respective owner (taken as a whole); (xii) non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business; (xiii) dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property, (xiv) terminations of Swap Agreements and (xv) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(g)convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property that is to be used primarily in connection with the Megafactory in excess of $250,000 per fiscal year of the Borrower in the aggregate other than: (i) sales or other Dispositions of obsolete, worn out or defective equipment, or other equipment no longer used or useful to the development, construction, ownership or operation of the Megafactory, (ii) Dispositions resulting from any taking or condemnation of any property of any Loan Party by any Governmental Authority, or any assets subject to a casualty, (iii) Dispositions of assets by any Loan Party to Borrower, (iv) the granting of any Permitted Liens permitted by Section 6.03, (v) as contemplated by the Megafactory Budget and (vii) Dispositions permitted pursuant to clauses (vi) through (xiv) in clause (a) above; or

(h)hire any material employees or retain any material contractors, in each case, whose primary function will be to provide goods and services for the Megafactory, unless such employees or contractors are included in the Megafactory Budget.

Section 6.08Accounting Changes. Each Loan Party shall not change its fiscal year.

Section 6.09Amendment or Termination of Material Project Documents; Other Restrictions on Material Project Documents.

(a)No Loan Party shall, without first consulting with the Administrative Agent (including providing a reasonable opportunity for feedback from and cooperation with the Administrative Agent):

(i)directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of any Material Project Document unless, in the case of any amendment or modification, such amendment or modification is not material in nature;

(ii)directly or indirectly transfer, terminate, cancel or permit or consent to the transfer, termination or cancellation of any Material Project Document (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend); or

(iii)enter into a Material Project Document.

Section 6.10Transactions with Affiliates. Each Loan Party shall not directly or indirectly enter into any transaction or series of related transactions with an Affiliate of such Loan Party without the prior written consent of the Administrative Agent, except:

(a)transactions that are at prices and on terms and conditions not materially less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties;

(b)transactions between or among Loan Parties not involving any other Affiliate thereof,

(c)loans or advances to employees, officers or directors (or equivalent managers) permitted under Section 6.02,

(d)the payment of reasonable fees to directors (or equivalent managers) of any Loan Party who are not employees of a Loan Party, and compensation (including employment agreements) and employee benefit arrangements paid to, and indemnities and expense reimbursements provided for the benefit of, directors, officers or employees of any Loan Party in the ordinary course of business, and

(e)any issuances of Capital Stock of the Loan Parties or contributions to capital not otherwise prohibited hereunder.

Section 6.11[Reserved].

Section 6.12Guarantees. Each Loan Party shall not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person except as otherwise permitted under the terms of the Financing Documents.

Section 6.13Hazardous Materials. Each Loan Party will not cause any Releases of Hazardous Materials except to the extent such Release is in compliance in all respects with all Applicable Laws, including Environmental Laws, and applicable insurance policies, except, in each case, as would not be reasonably expected to have a Material Adverse Effect.

Section 6.14No Speculative Transactions. No Loan Party shall enter into any Swap Agreement, foreign currency trading or other speculative transactions.

Section 6.15Change of Auditors. No Loan Party shall, without the prior written consent of the Administrative Agent, change its Independent Auditor.

Section 6.16Collateral Accounts. No Loan Party shall:

(a)make any withdrawals from the Collateral Accounts that are not in accordance with the Megafactory Budget (subject to variances permitted by Section 5.20(c)), other than to make payments to the Lenders or as otherwise permitted in the Financing Documents;

(b)close any Collateral Account;

(c)change the account number of any Collateral Account without first entering to an amendment to the applicable Control Agreement to reflect any such change; or

(d)withdraw (x) funds from the Development Account other than for Permitted Uses, (y) funds from the DRA other than as contemplated by Section 5.18(c) and (z) funds from the Interest and ER Account other than as contemplated by Section 5.18(d).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.05(b), at a date fixed for prepayment thereof;

(b)Borrower shall fail to pay, when the same shall be due and payable, (i) any interest on any Loan and such failure is not cured within five (5) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;

(c)any representation or warranty made by or deemed made by any Loan Party in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of such Loan Party in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished; provided that such misrepresentation or such incorrect statement shall not constitute an Event of Default if (i) such condition or circumstance is not reasonably expected to result in a Material Adverse Effect and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement (or as to cure the adverse effects of such misstatement) within ten (10) Business Days after obtaining notice of such Default;

(d)any Loan Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:

(i)Section 5.01 (as to existence as set forth in clause (a) thereof), Section 5.11(n), Section 5.13 or Article VI;

(ii)(A) Section 5.10(a), Section 5.10(b) or Section 5.10(c), and such failure has continued unremedied for a period of ten (10) Business Days, or (B) Section 5.06(a), and such failure has continued unremedied for a period of fifteen (15) Business Days; or

(iii)Section 5.10(f) and such failure has continued unremedied for thirty (30) days;

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clauses (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Loan Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period);

(f)a Bankruptcy occurs with respect to any Loan Party;

(g)a final non-appealable judgment or order for the payment of money is entered against any Loan Party in an amount exceeding $1,000,000 (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and such judgment remains unsatisfied without any procurement of a stay of execution for a period of sixty (60) days or more after the date of entry of judgment;

(h)(i) any Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder) or due to the action or inaction of the Collateral Agent), or the enforceability thereof shall be challenged in writing by any Loan Party, (B) ceases to provide (to the extent permitted by law and to the extent required by the Financing Documents) a first priority perfected Lien on the assets purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens) (other than due to the action or inaction of the Collateral Agent), or (C) becomes unlawful or is declared void or (ii) any Financing Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (B) becomes unlawful or is declared void; or

(i)an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(j)a Change of Control has occurred;

(k)any Loan Party shall default in the observance or performance of any agreement or condition relating to the Warrant Agreement beyond any grace periods applicable thereto;

(l)any Authorization necessary for the execution, delivery and performance of any material obligation under the Transaction Documents is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure (i) could not reasonably be expected to result in a Material Adverse Effect or (ii) is remedied within ninety (90) days;

(m)an Event of Abandonment shall occur; or

(n)any Loan Party shall (i) default in making any payment of any principal, interest or premium of any Indebtedness (excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto, in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable; provided that a default, event or condition described in clauses (i) or (ii) of this clause (p) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this clause (p) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; provided, that clause (ii) of this clause (p) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder;

then, and in every such event (other than an event with respect to a Loan Party described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loan and all other amounts due under the Financing Documents (including the Prepayment Premium) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder or under the Financing Documents (including the Prepayment Premium), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to a Loan Party described in clause (f) of this Section, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder and under the Financing Documents (including the Prepayment Premium), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be, subject to the terms of the Security Documents, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Financing Documents to which it is a party or any Applicable Law.

ARTICLE VIII

THE AGENTS

Section 8.01Appointment and Authorization of the Agents.

(a)Each of the Lenders hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Agents and the Lenders (other than the express rights of Borrower under Section 8.07), and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b)Each Agent is hereby authorized to execute, deliver and perform each of the Financing Documents to which such Agent is intended to be a party. In addition, prior to the Discharge of Obligations (as defined in the Security Agreement), without further written consent or authorization from the Lenders, the Collateral Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement and permitted by the applicable Security Documents, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the requisite Lenders have otherwise consented. Each Agent hereby agrees, and each Lender hereby authorizes such Agent, to enter into the amendments and other modifications of the Security Documents (subject to Section 10.02(b)) as reasonably required in connection therewith.

Section 8.02Rights as a Lender. Each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any of Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 8.03Duties of Agent; Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. All communications, notices, financial statements, projections, reports and other information received by any Agent in relation to Financing Documents must be provided to each Lender within one (1) Business Day after receipt. Without limiting the generality of the foregoing, no Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise, and (c) shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Lenders or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of Section 8.03 and Section 8.04 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as well as activities as each Agent.

Section 8.06Withholding of Taxes by the Administrative Agent; Indemnification. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Person (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Person’s failure to comply with the provisions of Section 10.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Person, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.06.

Section 8.07Resignation of Agent. Each Agent may resign at any time upon thirty days’ notice by notifying the Lenders and Borrower, and any Agent may be removed at any time by the Required Lenders (with a prior written notice to Borrower). Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and approved by Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or after the Administrative Agent’s removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender with an office in New York, New York, an Affiliate of a Lender or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.08Non-Reliance on Agent or Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09No Other Duties; Etc. The parties agree that neither the Administrative Agent nor the Collateral Agent shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Financing Documents and that none of the Agents shall have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Financing Documents. The Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Collateral Agent under the other Financing Documents, all of which are incorporated herein mutatis mutandis.

ARTICLE IX

RESERVED

ARTICLE X

MISCELLANEOUS

Section 10.01Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including facsimile and email) and (ii) sent by facsimile, email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a)Borrower:

Forge Nano, Inc.
Attn: *******
12300 Grant St. #110
Thornton, CO 80241
Telephone: *******
Email: *******

(b)Administrative Agent and Collateral Agent:

OIC Investment Agent, LLC
292 Madison Avenue, Suite 2500
New York, NY 10017
Attention: *******
Email: *******

with a copy to:

Morgan, Lewis & Bockius LLP
300 South Grand Avenue, Suite 2200
Los Angeles, CA 90278-3132
Attn: *******
Email: *******

(c)If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in clauses (a) to (c) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

Section 10.02Waivers; Amendments.

(a)No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between any Loan Party, or any of Borrower’s Affiliates, on the one hand, and any Agent or Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

(b)Amendments. No amendment or waiver of any provision of this Agreement or any other Financing Document (other than the Agent Reimbursement Letter and any fee letter between one or more Loan Parties and a Lender, each of which may be waived, amended or modified by the parties thereto in accordance with the terms thereof), and no consent to any departure by Borrower shall be effective unless in writing signed by the Administrative Agent, the Required Lenders and Borrower; provided that (A) no amendment, waiver or consent shall, without the written consent of the relevant Agent, affect the rights or duties of such Agent under this Agreement or any other Financing Document and (B) any separate fee agreement between Borrower and the Administrative Agent in its capacity as such or between Borrower and the Collateral Agent in its capacity as such may be amended or modified by such parties. Notwithstanding anything herein or in any other Financing Document to the contrary, the Loan Parties and the Agents may (but shall not be obligated to) amend or supplement any Security Document without the consent of any Lender to cure any ambiguity, defect or inconsistency which is not material, or to make any change that would provide any additional rights or benefits to the Lenders.

Notwithstanding anything to the contrary in any Financing Document, Borrower, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any Lender, enter into an amendment to this Agreement and the other Financing Documents to (i) correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by Borrower and the Administrative Agent, (ii) to effect administrative changes of a technical or immaterial nature, or (iii) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Financing Document.

Section 10.03Expenses; Indemnity; Etc.

(a)Costs and Expenses. Borrower agrees to pay or reimburse each of the Agents and the Lenders for: (I) all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders (including the reasonable fees and expenses of Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent and the Collateral Agent (or such other external counsel that the Agents may select from time to time) and experts engaged by the Agents or the Lenders from time to time, including any project or construction management consultants) in connection with (A) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Financing Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated) or (B) any amendment, modification or waiver of any of the terms of this Agreement or any other Financing Documents); (II) all reasonable and documented out-of-pocket costs and expenses of the Lenders (including payment of the fees provided for herein) and the Agents (including external counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Loan Parties under this Agreement or any other Financing Document or Material Project Documents and (B) the enforcement of this Section 10.03 or the preservation of their respective rights; and (III) all costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein (including all costs, expenses and other charges procured with respect to the Liens created pursuant to any Mortgage). Notwithstanding anything to the contrary in this Agreement, the costs and expenses reimbursable pursuant to this Section 10.03(a) shall be subject to the limitations set forth in the Agent Reimbursement Letter.

(b)Indemnification by Borrower. Each Loan Party agrees to indemnify and hold harmless each of the Agents and the Lenders and their affiliates and their respective directors, officers, employees, administrative agents, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (other than Excluded Taxes and Indemnified Taxes), joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Financing Documents or the execution, delivery and performance of the Financing Documents or any other document in any way relating to the Financing Documents and the transactions contemplated by the Financing Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket external counsel fees and expenses) as they are incurred in connection therewith (but in each case, limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and out-of-pocket expenses of one counsel to the Administrative Agent as counsel to the Administrative Agent and its Affiliates and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole and, if reasonably necessary, one local counsel in any relevant local jurisdiction to such Persons, taken as a whole)). Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense (x) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from disputes among Indemnified Parties (other than any claims arising out of any act or omission on the part of any Loan Party or its respective Affiliates). Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Financing Document or any other document in any way relating to the Financing Documents or the other transactions contemplated by the Financing Documents, except to the extent that any loss, claim, damage or liability is found to have resulted from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. To the extent permitted by Applicable Law, Borrower shall not assert and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Financing Document or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Indemnification by Lenders. To the extent that Borrower fails to pay any amount required to be paid to any Agent, their affiliates or agents under Section 10.03(a) or Section 10.03(b), each Lender severally agrees to pay ratably in accordance with the aggregate principal amount of the Loan held by the Lender to such Agent, affiliate or agent such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, affiliate or agent in its capacity as such.

(d)Settlements; Appearances in Actions. Borrower agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its external legal counsel. In the case of any claim brought against an Indemnified Party for which Borrower may be responsible under this Section 10.03, the Agents and Lenders agree (at the expense of Borrower) to execute such instruments and documents and cooperate as reasonably requested by Borrower in connection with Borrower’s defense, settlement or compromise of such claim, action or proceeding.

Section 10.04Successors and Assigns.

(a)Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer, directly or indirectly, any of their respective rights or obligations hereunder or under any other Financing Document without the prior written consent of each Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer, directly or indirectly, any of its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(f)) and, to the extent expressly contemplated hereby, the Indemnified Parties referred to in Section 10.03(b) and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan at the time owing to it); provided that:

(i)The Administrative Agent and the Borrower shall have provided their prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender;

(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)except in the case of an assignment to an Affiliate, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(iv)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of Borrower otherwise required under this clause (b) shall not be required if any Event of Default has occurred and is continuing and shall be deemed given if Borrower has not responded to a request for such consent within ten (10) Business Days of the request. Upon acceptance and recording pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.09, Section 2.10 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(f).

(c)Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amount of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give to any Lender promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Lenders.

(d)Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(d).

(e)Limitations on Rights of Assignees. An assignee Lender shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment), unless Borrower’s prior written consent has been obtained therefor.

(f)Participations. Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(g), Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09 and Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Financing Documents held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loan or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such participation complies with this Section 10.04 and that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (or any amended or successor version thereof). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with Borrower’s prior written consent, or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.09 unless the Participant agrees, for the benefit of Borrower, to comply with Section 2.09(e) and Section 2.09(g) as though it were a Lender (it being understood that the documentation required under Section 2.09(e) and Section 2.09(g) shall be delivered to the participating Lender).

(h)Certain Pledges.

(i)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided further that any payment in respect of such pledge or assignment made by any Loan Party to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy such Loan Party’s obligations hereunder in respect of such pledged or assigned Loan to the extent of such payment.

(ii)Notwithstanding any other provision of this Agreement, any Lender may, without informing, consulting with or obtaining the consent of any other party to the Financing Documents and without formality under any Financing Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Financing Document to secure the obligations of that Lender to any Person that would be a permitted assignee (without the consent of Borrower or any Agent) pursuant to Section 10.04(b) including (A) to the benefit of any of its Affiliates and/or (B) within the framework of its, or its Affiliates, direct or indirect funding operations.

(i)No Assignments to Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Loan Party or any Affiliate of Borrower without the prior written consent of each other Lender.

Section 10.05Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.08, 2.09, 2.10, 10.03, 10.05, 10.12, 10.13, 10.14, 10.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Lender or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09Governing Law; Jurisdiction; Etc.

(a)Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)Submission to Jurisdiction; Consent to Service of Process. Any legal action or proceeding with respect to this Agreement or any other Financing Document to which a Loan Party is a party shall, except as provided in clause (d) below, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. Each party hereto hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such party at the address specified for such party in Section 10.01 and agrees that such service of process is sufficient to confer personal jurisdiction over such party in any such court, and otherwise constitutes effective and binding service in every respect.

(c)Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to the Business, this Agreement or any other Financing Document to which it is a party brought in the Supreme Court of the State of New York or in the

United States District Court for the Southern District of New York, in each case, seated in the County of New York and hereby further irrevocably waives any right to stay or dismiss any such suit, action or proceeding brought in any such court on the basis of having been brought in an inconvenient forum.

(d)Rights of the Secured Parties. Nothing in this Section 10.09 shall limit the right of the Secured Parties to refer any claim to enforce a judgment under this Agreement against a Loan Party to any court of competent jurisdiction in any State where any Collateral is located, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e)WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.09 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

Section 10.10Acknowledgment Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.10, the following terms have the following meanings:

(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such part.

(ii)“Covered Entity” means any of the following:

(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), managers, agents, consultants, Persons providing administration and settlement services and other professional advisors, including accountants, auditors, legal counsel, investment advisers or managers (to the extent providing investment advice relating to the transactions contemplated by this Agreement) and other advisors, in each case, with a bona fide need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority (including, without limitation, the National Association of Insurance Commissioners, the SVO or any similar organization, and any nationally recognized rating agency that requires access to information about any Lender’s investment portfolio), by Applicable Laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process (including, for the avoidance of doubt, to the extent requested in connection with any pledge or assignment pursuant to Section 10.04(h)); provided that the party from whom disclosure is being required shall give prompt prior notice thereof to Borrower as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (v) with the consent of Borrower, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to any Agent or any Lender on a non-confidential basis from a source other than Borrower other than as a result of a breach of this Section 10.12 or (vii) to any Person with whom Borrower, an Agent or a Lender has entered into (or potentially may enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Financing Documents and/or Borrower or to any of such Person’s Affiliates, representatives, agents or professional advisors. For the purposes of this Section 10.12, “Information” means all information received from the Loan Parties relating to such Loan Party’s business or otherwise furnished pursuant to this Agreement or any other Financing Document, other than any such information that is available to the Agents or any Lender on a non-confidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13[Reserved].

Section 10.14No Third Party Beneficiaries. The agreement of the Lenders to make the Loan to Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of the Loan Parties, the Agents and the Lenders, and no other Person (including any Material Project Counterparty, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of Borrower) shall have any rights under this Agreement or under any other Financing Document or Material Project Document as against the Agent or any Lender or with respect to any extension of credit contemplated by this Agreement.

Section 10.15Reinstatement. The obligations of Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.

Section 10.16Release of Collateral.

(a)Notwithstanding anything to the contrary contained herein or in any other Financing Document, upon the Discharge of Obligations (as defined in the Security Agreement), upon request of Borrower, the Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Financing Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon any proceedings in Bankruptcy or reorganization or otherwise, all as though such payment had not been made.

(b)Notwithstanding anything to the contrary contained herein or any other Financing Document, in connection with a sale or Disposition of property permitted by this Agreement (i) the Lien encumbering such property shall be automatically released and (ii) upon request of Borrower, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in such property.

Section 10.17USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 10.18Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FORGE NANO, INC., as Borrower

By:	/s/ Paul Lichty
	Name:	Paul Lichty
	Title:	President & Chief Executive Officer

Signature Page to Credit Agreement (Forge Nano, Inc.)

OIC INVESTMENT AGENT, LLC, as Administrative Agent and Collateral Agent

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO

Signature Page to Credit Agreement (Forge Nano, Inc.)

OIC GROWTH FUND I, L.P., as Lender

By: OIC Growth Fund I GP, L.P.
Its: general partner

By: OIC Growth Fund I Upper GP, LLC
Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

OIC GROWTH FUND I PV, L.P., as Lender

By: OIC Growth Fund I GP, L.P.
Its: general partner

By: OIC Growth Fund I Upper GP, LLC
Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

OIC GROWTH FUND I AUS, L.P., as Lender

By: OIC Growth Fund I GP, L.P.
Its: general partner

By: OIC Growth Fund I Upper GP, LLC
Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

Signature Page to Credit Agreement (Forge Nano, Inc.)

OIC GROWTH FUND I GPFA, L.P., as Lender

By: OIC Growth Fund I GP, L.P.
Its: general partner

By: OIC Growth Fund I Upper GP, LLC
Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

Signature Page to Credit Agreement (Forge Nano, Inc.)

Execution Version

EXHIBIT A

TO

CREDIT AGREEMENT

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth in item 8 below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 6 below (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 (the “Standard Terms and Conditions”) attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated in item 8 below (the “Effective Date”) (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other Financing Document or other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified in item 7 below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] related to the Loans identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement or other Financing Document, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in

1 Note to Form: For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 Note to Form: For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Note to Form: Select as appropriate.

4 Note to Form: Include and adjust as appropriate if there are either multiple Assignors or multiple Assignees.

Exhibit A-1

equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:
2.	Assignee[s]:

[if applicable, for each Assignee, indicate [Affiliate][Related Fund] of [identify Lender]]

3.	Borrower: Forge Nano, Inc., a Delaware corporation
4.	Administrative Agent: OIC Investment Agent, LLC
5.	Collateral Agent: OIC Investment Agent, LLC
6.	Credit Agreement: The Credit Agreement dated as of [ ], 2023 among the Borrower, each lender from time to time party thereto, the Administrative Agent and the Collateral Agent.
7.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/ Loans of Assignor[s]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[5]
		$	$	%
		$	$	%
		$	$	%

8.	Effective Date: , 20 [6]
9.	[[Each][The] Assignor attaches the Note[s] held by it [and requests that the Administrative Agent exchange such Note[s] for new Note[s] payable to the [respective]

5 Note to Form: Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

6 Note to Form: To be inserted by Administrative Agent and to be the effective date of recordation of transfer in the register therefor (following receipt of Borrower’s consent, if applicable).

Exhibit A-2

Assignee in [an amount/amounts] equal to the [Commitment][and] [Loan[s]] assumed by the [respective] Assignee pursuant hereto [and to the [respective] Assignor in [an amount/amounts] equal to the [Commitment][and][Loan[s]] retained by the [respective] Assignor].]7

7 Note to Form: Include if the Assignee holds a Note, adjusting language as appropriate if the Assignee also elects to hold Notes.

Exhibit A-3

The terms set forth in this Assignment and Assumption are hereby agreed to as of the Effective Date:8

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

8 Note to Form: Add signature blocks as necessary.

Exhibit A-4

Accepted by:

OIC INVESTMENT AGENT, LLC, as Administrative Agent

By:
Name:
Title:

[Consented to:]
[FORGE NANO, INC., as Borrower][9]

By:
Name:
Title:

9 Note to Form: To be included when the Borrower’s consent is required pursuant to Section 10.04(b).

Exhibit A-5

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1

Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Financing Document.

1.2

Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Financing Documents to which the Assignor[s] [was][were] party as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and the other Financing Documents to which the Assignor[s] [was][were] party, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.10 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) [it has duly executed and delivered to the Administrative Agent an Administrative Questionnaire,][10] (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

10 Note to Form: Delete if there is an assignment to a Lender pursuant to Section 10.04(b)(iv) of the Credit Agreement.

Exhibit A
Annex 1-1

Assignment and Assumption and to purchase [the][such] Assigned Interest, and (ix) if it is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is organized (or any treaty to which such jurisdiction is a party), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) [it will pay to the Administrative Agent, on or before the Effective Date, a processing and recordation fee in an amount of US $3,500.00, (ii)]11 it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and [(ii)] [(iii)] it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

2.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

3.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

11 Note to Form: Delete with respect to Affiliate Assignees in accordance with Section 10.04(b)(iii) of the Credit Agreement.

Exhibit A
Annex 1-2

EXHIBIT B

TO

CREDIT AGREEMENT

[THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE ISSUER AT: [            ], ATTENTION: [            ].]1

Form of Note

$[•]	[•], 20[•]

New York, New York

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [•] (the “Lender”), at the office of the Administrative Agent as provided for by the Credit Agreement referred to below, for the account of the Lender, the principal sum of $[•] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rate per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by the Lender.

This Note evidences Loans made by the Lender under the Credit Agreement, dated as of May 5, 2023 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among, the Borrower, each Lender from time to time party thereto, the Administrative Agent and the Collateral Agent. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

1 To be included if the purchase price allocation creates more than de minimis OID.

Exhibit B-1

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.04(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

FORGE NANO, INC., as Borrower

By:
Name:
Title:

Exhibit B-2

Schedule of Loans

This Note evidences Loans made under the within described Credit Agreement to the Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Interest Rate	Amount Paid or Prepaid	Notation made by

Exhibit B-3

EXHIBIT F

TO

CREDIT AGREEMENT

Form of Environmental, Social and Governance Report

●	Complete the below Environmental, Social, Governance matrix
●	Provide written management commentary related to each line item focusing on best practices, key issues, and specific actions to address any challenges

Health & Safety	# of Incidents	Comments
Reportable Injuries		[Provide summary list of all reportable injuries to employees, contractors, or subcontractors]
Notable “Near Miss” Incidents		[Provide summary list of all “near miss” incidents and steps to avoid repeating]

Environmental / Permitting	# of Incidents	Comments
Notable Governmental Authority Interactions		[Provide summary of any notable governmental authority interactions]
Reportable Environmental Incidents		[Provide summary of any reportable environmental incidents]
Environmental Monitoring		[Provide summary of any environmental monitoring, if any]

Labor	# of Incidents	Comments
Employee Turnover		[Provide summary list of any employee turnover and reason for departure]
Notable Hires		[Provide summary of notable hires]

Governance	# of Incidents	Comments
Shareholder / Board Member Material Issues		[Discuss any governance or related party issues, if any]
Board Meeting Approvals		[Discuss any approvals received at the most recent quarterly board meeting]

Health & Safety | Management Commentary:

●	[ ]

Environmental | Management Commentary:

●	[ ]

Labor | Management Commentary:

●	[ ]

Governance / Conflicts | Management Commentary:

●	[ ]

Exhibit F-1

EXHIBIT G-1

TO

CREDIT AGREEMENT

Form of Security Agreement

[Please see attached.]

Exhibit G-1-1

EXHIBIT G-2

TO

CREDIT AGREEMENT

[Reserved.]

Exhibit G-2-1

EXHIBIT G-3

TO

CREDIT AGREEMENT

Form of IP Security Agreement

[Please see attached.]

Exhibit G-3-1

EXHIBIT J

TO

CREDIT AGREEMENT

[Reserved.]

Exhibit J-1

EXHIBIT K

TO

CREDIT AGREEMENT

Form of Joinder Agreement

JOINDER AND ASSUMPTION AGREEMENT

This JOINDER AND ASSUMPTION AGREEMENT (this “Joinder Agreement”) is made this [    ] day of [       ], 202[  ], by [               ], a [               ] (the “New Loan Party”) and Forge Nano, Inc., a Delaware corporation (the “Borrower”), and acknowledged and agreed by OIC Investment Agent, LLC, in its capacity as the administrative agent and the collateral agent (the “Administrative Agent”). Capitalized terms defined in the Credit Agreement (as defined below) are used herein as defined therein.

RECITALS:

A.The Borrower has entered into that certain Credit Agreement, dated as of May 5, 2023 (as amended, modified or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Lenders”).

B.The New Loan Party is wholly owned and controlled, either directly or indirectly, by the Borrower.

C.The New Loan Party will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement. The sole member or other governing body, as applicable, of the New Loan Party has determined that the incurrence of such obligations is in the best interests of the New Loan Party.

D.The New Loan Party’s execution and delivery of this Joinder Agreement is a condition to the lenders continuing to make the financial accommodations contemplated by the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

AGREEMENT

1.Joined Agreements. The New Loan Party hereby agrees that: (i) it shall execute and deliver to the Secured Parties any applicable documents as set forth in this Joinder Agreement; and (ii) it hereby is, and shall be deemed to be, and assumes the obligations of (and shall be deemed to be a party to each of the following documents):

(a)

a “Loan Party” under the Credit Agreement and (i) agrees to be bound in all respects by all of the terms and conditions of the Credit Agreement as a Loan Party thereunder for all purposes thereof and (ii) without limiting any other provision of the Financing Documents, agrees that it shall take

Exhibit K-1

all such steps as are necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest, subject to Permitted Liens and to the extent set forth in the Security Agreement, on all of New Loan Party’s assets constituting Collateral;

(b)

a “Grantor” under the Security Agreement, jointly and severally with the existing Grantors party thereto, and further agrees that the Administrative Agent will not have any of the obligations of a member of, or holder of equity interest in, the Grantor unless the Administrative Agent affirmatively elects to undertake such obligations in accordance with the terms of the Security Agreement; and

(c)

a “Grantor” under the IP Security Agreement, jointly and severally with the existing Grantors party thereto (the Security Agreement, the IP Security Agreement and the Credit Agreement being referred to herein as the “Joined Agreements”), and further agrees that the Administrative Agent will not have any of the obligations of a member of, or holder of equity interest in, the Grantor unless the Administrative Agent affirmatively elects to undertake such obligations in accordance with the terms of the IP Security Agreement.

2.Joinder and Ratification. The New Loan Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Loan Party will be deemed to be a party to each of the Joined Agreements, and shall have all the obligations thereunder, as described above, as if it had executed such Joined Agreement, and hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions, covenants and conditions contained in the Joined Agreements. Upon the request of the Administrative Agent, the New Loan Party shall enter into any other documents reasonably requested by the Administrative Agent to reflect that it is responsible for the Borrower’s obligations under the Credit Agreement, including a guaranty.

3.Representations and Warranties. Each of the Borrower and the New Loan Party hereby represents and warrants to the Secured Parties that (i) the New Loan Party has heretofore received a true and correct copy of the Credit Agreement, the Joined Agreements and each of the other Financing Documents (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof, and (ii) the execution and delivery of this Joinder Agreement by the New Loan Party and the performance of its obligations under the Credit Agreement have been authorized by all necessary corporate action on its part.

4.Governing Law. THIS JOINDER AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

5.Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING

Exhibit K-2

OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS JOINDER AGREEMENT AND THE OTHER FINANCING DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6.Consent to Jurisdiction. The parties agree that any legal action or proceeding with respect to or arising out of this Joinder Agreement or any other Financing Document may be brought in or removed to the courts of the State of New York, or of the United States of America for the Southern District of New York, in each case, seated in the County of New York. By execution and delivery of this Joinder Agreement, each party accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested to such party at its address for notices as specified herein. Each of the parties agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices under this Section 6 shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

7.USA Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the lenders such information as they may request, from time to time, in order for the Collateral Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

8.Counterparts. This Joinder Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement. The words “execution,” “signed” and “signature” and words of like import in this Joinder Agreement or in any other certificate, agreement or document related to this Joinder Agreement (to the extent permissible under governing documents) shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including,

Exhibit K-3

without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including, without limitation, the Electronic Signatures in Global and National Commerce Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Remainder of page intentionally left blank]

Exhibit K-4

IN WITNESS WHEREOF, and intending to be legally bound, the New Loan Party has duly executed this Joinder Agreement and delivered the same to the Secured Parties, on the date and year first above written.

NEW LOAN PARTY:

[ ],
a [ ]

By:
Name:
Title:

BORROWER:

FORGE NANO, INC., a Delaware corporation

By:
Name:
Title:

Exhibit K-5

Acknowledged and agreed:

OIC INVESTMENT AGENT, LLC, solely in its capacity as Administrative Agent and not individually

By:
Name:
Title:

Exhibit K-6

EXHIBIT L-1

TO

CREDIT AGREEMENT

Form of Mortgage

[Please see attached.]

Exhibit L-1-1

EXHIBIT L-2

TO

CREDIT AGREEMENT

[Reserved.]

Exhibit L-2-1

EXHIBIT M

TO

CREDIT AGREEMENT

Form of Control Agreement

[Please see attached.]

Exhibit M-1